UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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HNI CORPORATION
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2022 PROXY STATEMENT HNI Corporation

A Letter to our Shareholders Dear Shareholders: In 2022, we celebrate the 75th anniversary of HNI Corporation. Our founders began with an idea to start a company where everyone would be treated with equity and respect. The goal was to support America’s veterans returning from World War II by providing employment opportunities to support their families and communities. These founding principles created our unique member- owner culture, which along with our shared belief of relentlessly focusing on customers, has allowed HNI to grow into a leading global family of brands across two industries. As we enter our next 75 years, we will continue to build upon our founding principles. The focus on our members and our customers will remain, as will our desire to be a good corporate citizen supportive of our communities and the environment. HNI is built for long-term success, and we are excited about our future. Review of 2021. Our members again demonstrated what is unique about HNI while confronting a dynamic environment. Ripple effects from the pandemic created unprecedented operating challenges, including global supply chain disruptions, decreased labor availability, and rampant input cost inflation. We battled through these headwinds and strengthened both of our business segments. Our Residential Building Products businesses generated impressive growth and record profits. Residential Building Products delivered another strong year of results. Looking forward, we see multiple opportunities for growth—both in our core businesses and in new addressable markets. Compared to the prior year, 2021 Residential Building Products revenue grew more than 27 percent, and segment operating profit increased 30 percent despite headwinds from supply chain, labor availability, and inflationary pressures. We also invested $45 million in multiple acquisitions to expand our Residential Building Product businesses, including: Trinity Hearth & Home. We continued to expand our industry-leading installing distributor network with the acquisition of Trinity Hearth & Home. Headquartered in the Dallas metro area, Trinity will function as a hub to better serve the rapidly growing Southwest region. We now own 28 Fireside Hearth & Home locations. This vertically integrated network bolsters our competitive advantage—allowing us to control the content and experience throughout the customer buying journey. The Outdoor GreatRoom Company. Late in 2021, we acquired the Outdoor GreatRoom Company, a leading manufacturer and marketer of premium outdoor living products, primarily fire tables and fire pits. This acquisition provides a platform in the fast-growing outdoor living market. It better enables us to take advantage of trends around nesting, de-urbanization, and increasing interest in creating flexible outdoor living spaces. Our Workplace Furnishings businesses have strong industry positions. We have unmatched price-point breadth, channel access, and market reach, and we are investing in multiple strategic initiatives aimed at driving continued profitable growth. We have a unique ability to serve fast-growing segments of the market, including education, home office, and small-to-mid size customers. Our investments, along with our existing competitive differentiators, position us well to benefit from office re-entry, work-from-home, and adoption of hybrid work. Our 2021 Workplace Furnishings margins were severely impacted by the pace and magnitude of input cost inflation and constraints around labor availability and supply chain capacity. We took aggressive action to address these issues, including implementing several pricing actions, opening a facility in Mexico to provide access to a new labor pool, moving multiple production lines among existing HNI facilities where labor was more 2 | HNI Corporation 2022 Proxy Statement

and streamline. You can see this “rapid continuous improvement” (RCI) in action from the manufacturing floor to the administrative offices to our customer interactions. This focus on RCI benefits our shareholders as we focus on delivering annual productivity and cost savings that allow us to grow earnings and invest in our future. As we look forward, we are enthusiastic about the foundation we laid prior to and during the pandemic, our increased focus on front-end investments in recent years, the acquisitions we made to our suite of companies and brands, and the business simplifications we made to prepare us for the future. The past two years have presented unexpected and continuous challenges. However, our members have remained steadfast and risen to the occasion repeatedly to overcome these challenges. I am extremely proud of our members’ dedication and thankful for their efforts in 2021. Our best days are ahead. Thank you for the trust you have placed in HNI. available, and making our existing operations more productive. These actions will increase the profitability of our Workplace Furnishings businesses. We also made strategic moves to simplify our business. We announced plans to exit a small workplace furnishings brand, allowing us to streamline our offering and focus our capacity on our most important and highest profit brands. We also made the decision to restructure one of our eCommerce businesses, exiting the low-margin portion of that business. Both decisions are consistent with our broader efforts to simplify our businesses and enhance long-term profitability. We increased our use of cash to improve shareholder returns. We paid $54 million in dividends to you, our shareholders, in 2021. We have now paid our shareholders a dividend continuously for the last 67 years. Additionally, we ramped up our share buyback activity, returning an additional $59 million to shareholders during 2021. We are excited about the future. We remained focused on our Profitable Growth Strategic Framework, centered on three main pillars: Focus on our customers. We continue to broaden our engagement in and influence of the customer buying journey. We are investing in data analytics, digital assets, digital marketing, eCommerce capabilities, and market coverage. Simplify the buying process. Buying office furniture and hearth products can be complicated and time-consuming. Based on our work to understand the customer more deeply, we are making things easier. We have the scale and resources to lead this charge, and we are incorporating technology and digital assets to help customers more quickly and effortlessly navigate the buying process. We will create an effortless winning experience for those partnering with HNI. Leverage our lean heritage. All HNI member-owners embrace the principles of lean manufacturing daily, as we always look to find a better, more efficient, and more environmentally friendly approach. Members scrutinize every facet of our business to identify areas of waste, and then refine Jeffrey D. Lorenger Chairman, President, and Chief Executive Officer HNI Corporation 3

HNI is a leading global office furniture company. Our brands are among the strongest, most widely known, and respected in our industry. The depth and breadth of our products, an increased focus on expanding our service offering, the scale and capability of our manufacturing, and the strength of our distribution enable us to provide the best office furniture solutions to meet the needs of every customer—from the largest multinational organizations to the local entrepreneur. Workplace Furnishings We are a global family of industry leading brands for the workplace and home. 54 | HNI Corporation 2022 Proxy Statement

Residential Building Products Created sustainably, driven by honesty, and rooted in integrity, we make products for the office and home to improve everything you do. Wherever there is warmth and the welcome glow from a fireplace or heating stove, chances are it’s an HNI brand. We are the world’s leader in hearth products. Our hearth brands are the strongest, most respected in the industry and include a full array of gas, electric, wood, and biomass burning fireplaces, inserts, stoves, facings, and accessories. 5

Reducing impacts We believe tomorrow should be cleaner, safer, and more responsible than yesterday. Always. Because sustainability doesn’t have an endpoint, we are working constantly to reduce our operational impacts and enact sustainable change. Respecting people We believe everything we do begins with our members, who live our core beliefs and drive our success every day. We foster a culture of diversity and respect among our members, partners, and communities so our customers can trust the products they place in their environments were made responsibly. Redefining tomorrow We believe that if we work with intention and embrace creative change, our achievements can be unlimited. To achieve our goals and go beyond, we use sustainable practices to create products that are designed for the environment, manufactured responsibly, and delivered efficiently. At HNI, we continuously look for new and better ways to positively impact the planet, operate responsibly, and contribute to our communities. Better Choices Today for a Better Tomorrow 6 | HNI Corporation 2022 Proxy Statement

P a g e | 1 HNI Corporation Notice of 2022 Annual Meeting of Shareholders and Proxy Statement

P a g e | 2 Notice of 2022 Annual Meeting of Shareholders VIRTUAL MEETING FORMAT HNI Corporation’s 2022 Annual Meeting of Shareholders (“Annual Meeting”) will be held live on the internet in a virtual meeting format. ATTENDING THE VIRTUAL MEETING To attend the Annual Meeting, you must register in advance at proxydocs.com/HNI. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and submit questions during the meeting. DATE AND TIME Thursday, May 26, 2022, at 10:30 a.m. Central. ITEMS OF BUSINESS 1. Re-elect Jeffrey D. Lorenger, Larry B. Porcellato, and Abbie J. Smith to the Board of Directors; 2. Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022; 3. Vote on an advisory resolution to approve Named Executive Officer compensation; and 4. Transact any other business properly brought before the Annual Meeting and any adjournments or postponements thereof. RECORD DATE Shareholders of HNI Corporation common stock, par value $1.00 per share, of record as of the close of business on March 17, 2022, are entitled to vote at the Annual Meeting. PROXY VOTING Shareholders are encouraged to vote their shares prior to the Annual Meeting electronically using the Annual Meeting website proxydocs.com/HNI or via a toll-free telephone number. Shareholders also may vote their shares online during the Annual Meeting. Shareholders who receive a paper copy of the proxy card by mail may vote by signing, dating, and mailing the proxy card in the envelope provided. Instructions regarding these methods of voting are contained in the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 26, 2022 (“Notice”) and the proxy card. These materials will be first made available to shareholders on or about April 1, 2022. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING HNI Corporation’s Proxy Statement and 2021 Annual Report on Form 10-K are available free of charge at investors.hnicorp.com. By Order of the Board of Directors, Steven M. Bradford Senior Vice President, General Counsel and Secretary March 28, 2022

P a g e | 3 Table of Contents Annual Meeting Proposals and Recommendations 4 Corporate Governance and Board Matters 5 Overview of the Board of Directors 5 Board Committees 5 Corporate Governance 6 Directors 10 Director Compensation 19 Proposal No. 1 – Election of Directors 20 Audit Committee Matters 21 Audit Committee Report 21 Audit and Non-Audit Fees 22 Pre-Approval of Audit and Non-Audit Services 22 Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm 23 Executive Compensation 24 Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation 24 Compensation Discussion and Analysis 25 Compensation Committee Report 41 Summary Compensation Table 42 Equity Compensation Plan Information 52 Other Information 53 Delinquent Section 16(a) Reports 53 Beneficial Ownership of the Corporation’s Stock 53 Deadline for Shareholder Proposals for the 2023 Annual Meeting 55 Other Matters 55 General Information 56

P a g e | 4 Annual Meeting Proposals and Recommendations Proposal Recommendation of the Board 1. Re-elect the three directors nominated by the Board FOR (each nominee) 2. Ratify appointment of the Corporation’s independent registered public accounting firm FOR 3. Advisory vote to approve Named Executive Officer compensation FOR

P a g e | 5 Corporate Governance and Board Matters OVERVIEW OF THE BOARD OF DIRECTORS The Board of Directors (“Board”) of HNI Corporation (the “Corporation,” “we,” “our,” or “us”) oversees the business affairs of the Corporation. In addition, the Board selects and provides advice and counsel to the Chief Executive Officer (“CEO”) and certain senior executive officers of the Corporation. By carrying out its responsibilities with honesty and integrity, the Board has established a corporate culture of accountability, responsibility, and ethical behavior through the careful selection and evaluation of senior management and directors. The Corporation’s Corporate Governance Guidelines provide for a Board consisting of between 10 and 15 directors. The exact number of directors is determined from time to time by the Board based on the recommendation of the Public Policy and Corporate Governance Committee (“Governance Committee”). During 2021, the Board comprised 10 directors. The Board met four times during 2021, and each director attended all of the Board meetings held during 2021 and all of the meetings held by each committee of the Board on which such director served during 2021. In addition, the Board held regularly scheduled executive sessions of non-employee directors during each meeting of the Board. The Corporation encourages all of its directors to attend the Annual Meeting. All of the Board members attended the 2021 Annual Meeting. The Corporation’s key governance documents, including the Corporate Governance Guidelines adopted by the Board, are available at investors.hnicorp.com. BOARD COMMITTEES The Board conducts a significant portion of its business through three standing committees of the Board: the Audit Committee, the Human Resources and Compensation Committee (“Compensation Committee”), and the Governance Committee. The Board has determined that all members of the Audit Committee, Compensation Committee, and Governance Committee are independent as defined under the New York Stock Exchange LLC (“NYSE”) listing standards and the Securities and Exchange Commission (“SEC”) rules applicable for committee memberships. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Corporation and the companies and organizations with which the directors are affiliated. The Board has adopted written charters for each of the Audit Committee, the Compensation Committee, and the Governance Committee, which are available at investors.hnicorp.com. The Board reviews each committee charter at least annually. Audit Committee The Audit Committee is responsible for, among other things, fulfilling the Board's oversight responsibilities with respect to: • the integrity of the Corporation’s financial statements and the Corporation's accounting and financial reporting processes and financial statement audits; • the Corporation’s compliance with legal and regulatory requirements; • the independent auditor’s qualifications and independence; and • the performance of the Corporation’s internal audit function and independent auditor. The Audit Committee appoints the Corporation’s independent registered public accounting firm and reviews the services performed by such firm. The Audit Committee met seven times during 2021.

P a g e | 6 Compensation Committee The Compensation Committee is responsible for, among other things, fulfilling the Board’s oversight responsibilities relating to: • compensation of the Corporation’s executives; • overall member (i.e., employee) relations, culture, and morale; • human resource practices designed to attract and retain qualified members at all levels; • human resources policy and related regulatory compliance issues; • compensation and benefits practices; • the selection, performance, development, and succession of key executives; and • the evaluation of the CEO. The Compensation Committee met six times during 2021. Governance Committee The Governance Committee is responsible for, among other things, fulfilling the Board’s oversight responsibilities relating to: • serving as the Board’s nominating committee by identifying individuals qualified to serve as directors consistent with criteria approved by the Board; • recommending to the Board the director nominees for annual meetings of the shareholders; • developing, monitoring, and evaluating corporate governance practices; • evaluation of the Board and the Corporation; and • finance policy, shareholder engagement policy, and capital structure of the Corporation. The Governance Committee fulfills the role of the Corporation’s nominating committee. The Governance Committee has evaluated and recommended to the Board each of the nominees named in this Proxy Statement for election to the Board. The Governance Committee met four times during 2021. CORPORATE GOVERNANCE Board Leadership Structure The Board recognizes one of its key responsibilities is to evaluate and determine the optimal Board leadership structure. The Board believes its leadership structure best serves the objectives of the Board’s oversight of management and ability to carry out its roles and responsibilities on behalf of the shareholders. On May 10, 2021, the Board elected Cheryl Francis as Lead Director. Under the Corporate Governance Guidelines, the Lead Director’s role is to aid and assist the Chairman and the Board in assuring effective corporate governance in overseeing the affairs of the Board and the Corporation. The Corporation maintains strong governance structures and processes to ensure the independence of the Board, eliminate conflicts of interest, and prevent dominance of the Board by management. The Board and the Governance Committee have assembled a Board comprising strong and sophisticated directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers, and have a wide range of expertise and skills.

P a g e | 7 The Board regularly meets in executive session without the presence of management or the CEO. During 2021, the Lead Director presided at these meetings and provided the Board’s guidance and feedback to the CEO and management team. Further, the Board has regular and complete access to the Corporation’s management team. At each Board and committee meeting, the Board receives information and insight from management on matters impacting the Corporation. Board’s Role in Risk Oversight The Board administers its risk oversight role primarily through its committee structure and the committees’ regular reports to the Board at each quarterly Board meeting. The Board has designated the primary responsibility for overseeing risk management to the Audit Committee. The Audit Committee meets frequently during the year and discusses with management, including the Corporation’s Vice President, Internal Audit, and the Corporation’s independent registered public accounting firm: • current business trends affecting the Corporation; • major risks facing the Corporation; • steps management has taken to monitor and control the risks; and • adequacy of internal controls that could significantly affect the Corporation’s financial statements. At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation’s existing risk management processes, including information security and data protection procedures, and their effectiveness. The Audit Committee also reviews the Corporation’s enterprise risk management process for identification of, and response to, major risks. The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting. Each key risk identified for the Corporation is referred to the Board or assigned to a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks. As the COVID-19 pandemic continued in 2021, the Board received frequent updates on its impact to the Corporation’s members, operations, and customers, and reviewed with the Corporation’s management various measures taken to protect members’ health and maintain continuity of business operations and service to customers. Board’s Role in Oversight of Corporate Social Responsibility The Board oversees the Corporation’s corporate social responsibility (“CSR”) strategy and program, which encompass the Corporation’s publicly announced environmental, social, and governance goals to address climate change, reduce waste and energy use, evaluate and reduce use of chemicals impacting the ecosystem, source 100 percent renewable electricity, work with our supply chain to achieve ethical and sustainable material sourcing, and invest in the Corporation’s communities. In addition, the CSR strategy includes a comprehensive diversity, equity, and inclusion program focused on people and organizational development. The Board has delegated to each Board committee responsibility for overseeing elements of the CSR program, and the committees regularly report to the Board regarding these program elements. The Audit Committee is tasked with overseeing required regulatory disclosures, the Compensation Committee is tasked with overseeing diversity, equity, and inclusion and member development efforts, and the Governance Committee is tasked with overseeing all other elements of the Corporation’s CSR program. The Board continues to monitor and evaluate the impact of the Corporation’s CSR efforts and strives for continuous improvement in social responsibility benchmarks. The Corporation’s commitment to CSR focuses on three elements: respecting its members, reducing its impact, and redefining tomorrow. The Corporation is taking action in these areas through the development of environmental, social, and governance goals and implementation of internal management teams responsible for driving engagement throughout the business.

P a g e | 8 The Corporation strives for improvement and finding ways to positively impact the planet, operate responsibly, and contribute to communities where it operates. The Corporation is taking action to address climate change by adopting science-based targets, improve diversity, equity, and inclusion through a comprehensive program focused on people and organizational development, and minimize the impacts of its operations by reducing waste and energy use. More information about the Corporation’s CSR goals and progress can be found in the CSR Report, which is available at hnicorp.com. Processes and Procedures for the Consideration and Determination of Executive Compensation In establishing and reviewing the Corporation’s executive compensation program and risks related to compensation matters, a senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation’s compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation. Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation’s compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the Corporation. The Compensation Committee is responsible for developing and implementing the Corporation’s compensation policies and programs for the CEO and other senior executives, as further discussed in the Compensation Discussion and Analysis (“CD&A”) which begins on page 25 of this Proxy Statement. Code of Ethics The Corporation maintains a code of ethics, the “Member Code of Integrity,” that applies to all directors, executive officers, and other members (i.e., employees). A copy of the Member Code of Integrity is available at investors.hnicorp.com. The Corporation intends to disclose amendments to or waivers of the Member Code of Integrity granted to the Corporation's directors and executive officers by posting such information to the Corporation’s website within four business days following the date of such amendment or waiver. Policy for Review of Related Party Transactions The Corporation has adopted a written policy for reviewing and approving transactions between the Corporation and its related parties, including executive officers, directors, director nominees, shareholders owning greater than five percent of the Corporation's voting securities, and any affiliates of the foregoing. The policy applies to transactions, arrangements, or relationships: • involving more than $100,000; • in which the Corporation, or one of its affiliates, is a participant; and • in which a related party could have a direct or indirect material interest. The policy does not apply to certain compensation payments approved by the appropriate committee of the Board, transactions available to all other shareholders or members on the same terms, transactions with an entity where the related party’s interest is only as a director or a less than 10 percent owner, or transactions in which the rate charged by a related person is determined by competitive bid. The Corporation’s General Counsel performs the initial review of all transactions subject to the policy. Quarterly, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information. After review, the Audit Committee approves, ratifies, or disallows each transaction in accordance with the policy.

P a g e | 9 If the General Counsel learns of an ongoing or completed transaction, arrangement, or relationship not submitted for prior review and approval, the General Counsel will submit it to the Audit Committee for ratification, amendment, rescission, or termination. Since the beginning of the Corporation’s 2021 fiscal year, there were no related party transactions required to be reported. Anti-Hedging and Anti-Pledging Policy The Corporation’s insider trading policy prohibits hedging and pledging transactions. Specifically, the Corporation prohibits members, directors, or their designees from hedging their ownership of the Corporation’s common stock (including prepaid variable forwards, equity swaps, collars, and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation’s common stock, holding them in a margin account, or engaging in short-term transactions with shares of the Corporation’s common stock. Shareholder Outreach and Engagement The Corporation has a philosophy of direct engagement, open communication, and transparency with our shareholders. Shareholders provide valuable insights into emerging issues and feedback on our performance. In 2021, despite certain restrictions on meeting shareholders in-person due to the COVID-19 pandemic, members of the Corporation’s senior management met with many shareholders virtually at conferences and through video and audio teleconferences. In addition, the Chairman and CEO and Chief Financial Officer maintain contact with many of our largest shareholders to discuss topics including financial performance, risk management, corporate governance, and environmental and social issues. Shareholder Communications with the Board Shareholders and other interested parties who wish to communicate with the Board, or any director, should send an email to BoardofDirectors@hnicorp.com or mail a letter to the Board of Directors, c/o Corporate Secretary, HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761 with a request to forward the communication to the intended recipient. Communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Board or any director. Communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party. Member-Owner Culture An important element of the Corporation’s success has been its member-owner culture, which has enabled us to attract, develop, retain, and motivate skilled, experienced, and talented members. Each of the Corporation’s eligible members has the opportunity to own stock in the Corporation through a number of stock-based plans, including a member stock purchase plan and a profit-sharing retirement plan. These ownership opportunities drive a unique level of commitment to the Corporation’s success throughout the workforce. Members own approximately seven percent of the Corporation’s stock. As of January 1, 2022, the Corporation employed approximately 8,100 persons, 7,900 of whom were full-time and 200 of whom were temporary personnel.

P a g e | 10 DIRECTORS There are currently 10 directors on the Board. The Board is divided into three classes. Generally, one class is elected each year for a term of three years. At the Annual Meeting, three directors are standing for reelection. The Board and the Governance Committee have adopted guidelines for identifying and evaluating director candidates. Under these guidelines, the Governance Committee considers the mix of director characteristics, experiences, diversity attributes (including factors such as age, gender, education, ethnicity, and career experience), perspectives, and skills appropriate for the Corporation. The Governance Committee reviews these factors and others considered useful by the Governance Committee in the context of an assessment of the perceived needs of the Board and the Corporation from time to time. The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, directors, or others associated with the Corporation. The Governance Committee may retain third-party search firms to identify potential nominees based on the Corporation’s established criteria for director candidates discussed above. The Governance Committee screens potential candidates and recommends suitable candidates to the Board for nomination. The Corporation requires candidates possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation. The Board believes it should comprise directors with varied and complementary backgrounds, which together build the overall strength of the Board, and the Governance Committee is committed to actively seeking out diverse candidates to include in the pool from which director candidates are chosen. The Governance Committee evaluates candidates recommended by the Corporation’s shareholders using the same criteria for candidates described above and considering additional information required by the Corporation’s By-laws (“By- laws”). Summary of Individual Director Primary Skills, Core Competencies, and Attributes The following section summarizes the primary skills, core competencies, and attributes for each director.

SUMMARY OF INDIVIDUAL DIRECTOR PRIMARY SKILLS, CORE COMPETENCIES AND ATTRIBUTES

The following matrix identifies the primary skills, core competencies and other attributes identified by the Governance Committee each director brings to their service on HNI's Board and committees. Each director possesses numerous other skills and competencies. We believe identifying primary skills and competencies is the most meaningful presentation of the key contributions and value each director provides.

Skills, Competences, and Attributes	Mary Bell	Miguel Calado	Cheryl Francis	John Hartnett	Mary Jones	Jeffrey Lorenger	Larry Porcellato	Dhanusha Sivajee	Abbie Smith	Ronald Waters
Financial Reporting Accounting, Auditing Capital Structure		●	●						●	●
People Development Diversity, Equity and Inclusion	●		●		●	●		●		
CEO / Executive Management Public Company	●	●	●	●	●	●	●	●		●
Consumer / Sales / Marketing		●		●		●	●	●		●
Corporate Governance Risk Management / Legal	●	●	●		●	●			●	
Technology / Digital Data / E-Commerce						●	●	●	●	
International		●		●	●					●
Corporate Social Responsibility Sustainabililty			●		●	●		●	●	●
Manufacturing / Engineering Lean Operations	●			●		●	●			
Distribution / Fulfillment Supply Chain	●			●		●	●			

Board Diversity


Ethnicity*
South Asian
Latin
Caucasian


Gender*
Women
Men


Age
40's
50's
60's
70's
Average Age = 60.1


Tenure
0-5 Years
6-9 Years
10+ Years
Average Tenure = 13.2 years


Independence
Independent
Non-Independent

* based on self-indentification

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Skills, Competences, and Attributes	Relevance to HNI	Board Composition
Financial Reporting Accounting / Auditing Capital Structure	As a public company, we are subject to complex financial and regulatory requirements. Experience is important to HNI's use of financial metrics to accurately and transparently measure and report performance, assess strategic opportunities and allocate capital. Qualifications include executive level responsibility for the accounting, finance or audit function of a large organization, related senior level academic experience, and relevant professional licensing.	4
People Development Diversity, Equity and Inclusion	We seek to employ and retain the best talent to lead and drive our businesses. Knowledge and experience with human resource management, diversity, equity and inclusion, and executive compensation help us recruit, retain, and develop key talent essential to our operations, growth and long-term value creation. Qualifications include executive level responsible for people and organizational development.	5
CEO / Executive Management Public Company	Experience leading a large, widely-held organization provides practical insights on the need for transparency, accountability, integrity, and understanding of the complex inter-related aspects of our company. Qualifications include acting as Chief Executive Officer, or Senior or Executive Vice President of a large or medium size public company with significant leadership responsibility.	9
Consumer / Sales / Marketing	We strive to provide our customers with the best customer service in the industry and make their experience dealing with us convenient and easy. Experience in customer services, marketing, or consumer retail business helps strengthen our focus on these objectives. Qualifications include extensive executive level experience developing and managing the marketing, sales or merchandising functions of a large consumer focused organization.	6
Corporate Governance Risk Management Legal	As a public company, we expect effective oversight and transparency, and our stakeholders demand it. Experience in public company governance and other professional governance organizations helps guide our practices. Risk oversight and management experience informs our enterprise risk management process and the identification and mitigation of material risks. Qualifications include executive level responsibility for effective governance or risk management at a large organization, or related senior level academic experience.	6
Technology / Digital Data / E-Commerce	To meet the requirements of rapidly changing markets, development and use of digital technology, enabled e-commerce platforms, and data analytics, are important to serve our customers. Skill with digital, data, e-commerce, mobile consumer experience and marketing provides valuable insights. Qualifications include executive level experience developing and utilizing technology tools and data to transform business operations and enhance customer experience, or related senior level academic experience.	4
International	With global operations in several countries, international experience helps us understand opportunities and challenges. Qualifications include executive level responsibility for large scale international business operations or functions with extensive experience doing business in multiple jurisdictions.	4
Corporate Social Responsibility Sustainability	As a public company, we strive to be a force for good in our communities. This means constantly working to reduce our impact on the environment, developing sustainable products and manufacturing processes, and fostering worthy causes. Experience developing sustainability programs and leading change for the betterment of society help set our direction and guide our practices. Qualifications include executive level responsibility for corporate social responsibility or sustainability at a large organization, or related senior level academic experience.	6
Manufacturing / Engineering Lean Operations	We have significant manufacturing operations practicing advanced Lean processes requiring sophisticated, interconnected logistics. Experience informs HNI's ongoing commitment to maintaining and strengthening our manufacturing excellence and reliability. Qualifications include executive level responsibility for extensive manufacturing or engineering operations with large organizations and lean expertise.	4
Distribution / Fulfillment Supply Chain	We operate a complex distribution and fulfillment network to ensure efficient, convenient delivery of our products to customers. Experience with complex, multi-channel fulfillment is important to the effective operation of our network. Qualifications include executive level responsibility for distribution and fulfillment networks of large, complex organizations.	4

HNI
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P a g e | 13 Director Independence Under the Corporate Governance Guidelines, at least three-fourths of the directors must be considered independent under the NYSE rules and applicable law. The Board has adopted categorical independence standards to assist it in making independence determinations regarding its directors. The Board has determined all of the directors except for the Corporation’s CEO are independent under NYSE rules and applicable law because they have no material relationship with the Corporation that would impair their independence. Director Biographies The following biographies describe the skills, qualities, attributes, and experience of each director serving on the Board. The Board believes the directors possess the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service, and viewpoints, and considers the directors, including those directors being nominated for reelection to the Board at the Annual Meeting, to be highly qualified for service due to the variety of factors reflected in each director's biography below.

P a g e | 14 Jeffrey D. Lorenger, age 57, the Corporation’s President and Chief Executive Officer, has been a director since April 2018. On February 12, 2020, Mr. Lorenger was elected to serve as Chairman of the Board. Mr. Lorenger has worked for the Corporation for over 20 years and prior to his current role as President, Chief Executive Officer and Chairman, held multiple executive level positions including as President, Office Furniture, from 2017 to 2018; President, Contract Furniture, from 2014 to 2017; and President, Allsteel from 2008 to 2014. Mr. Lorenger has also held positions as Vice President, Sales and Marketing for The HON Company (“HON”) and Vice President, General Counsel and Secretary for HNI Corporation. Mr. Lorenger serves as the Chair of the Board of Directors for the Business and Institutional Furniture Manufacturers Association and is a member of the Tippie Advisory Board at the College of Business, University of Iowa. Larry B. Porcellato, age 63, has been a director of the Corporation since August 2004. Mr. Porcellato was Chief Executive Officer of The Homax Group, Inc. (“Homax”), a leading specialty application consumer products supplier to the home care and repair markets, a role from which he retired in July 2014. Previously, he was an independent business consultant and Chief Executive Officer of ICI Paints North America (“ICI Paints”). From 2008 to 2020, he was a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces, and a former director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company. Currently, Mr. Porcellato serves as a member of the Audit Committee. Abbie J. Smith, age 68, has been a director of the Corporation since July 2000 and served as the Lead Director from May 2014 to May 2017. Since 1999, Ms. Smith has been a Chaired Professor at the University of Chicago Booth School of Business, a national leader in higher education, and is currently the Boris and Irene Stern Distinguished Service Professor of Accounting and James S. Ely, III Faculty Fellow. She is a director of DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc.; a trustee of The DFA Investment Trust Company, the Dimensional Emerging Markets Value Fund, and Dimensional ETF Trust; and a director of Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago), and SMA Relationship Trust. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service on mutual fund complex and other public company audit, performance, finance and nominating committees. Ms. Smith currently serves as Chair on the Corporation’s Audit Committee, and qualifies as an “audit committee financial expert.” She currently is Chair of the Audit Committee of the Dimensional Funds and a member of the Audit Committee of Ryder System, Inc. Mr. Lorenger, Mr. Porcellato, and Ms. Smith comprise a class of directors whose terms will expire at the Annual Meeting. Mr. Lorenger, Mr. Porcellato, and Ms. Smith have been nominated for reelection by the Board.

P a g e | 15 Miguel M. Calado, age 66, has been a director of the Corporation since August 2004. Mr. Calado has been Chairman and President of the WY Group and as an employee of WY Group (USA) Inc. since April 2017, and he also serves as Chairman of Nanoform Finland Limited, a publicly traded international drug particle engineering company. From 2014 to April 2017, Mr. Calado was Vice President, Corporate Development and President of the iMax Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company. From 2006 to 2014, he was the Vice President and Chief Financial Officer of Hovione. He has been President of GAMCAL, LLC, an investment company, since 2006. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his previous service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo, Inc., including Senior Vice President, Finance and Chief Financial Officer, PepsiCo Foods International. Mr. Calado currently serves as Chair of the Governance Committee. Although Mr. Calado does not serve on the Audit Committee, he qualifies as an “audit committee financial expert.” Cheryl A. Francis, age 68, has been a director of the Corporation since May 1999. Ms. Francis has been an independent business and financial advisor since 2000 and the Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon plc, a leading global professional services firm providing a broad range of risk, retirement and health solutions, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves as Lead Director and on the Corporation’s Governance Committee. Although Ms. Francis does not serve on the Audit Committee, she qualifies as an “audit committee financial expert.” John R. Hartnett, age 61, has been a director of the Corporation since August 2016. Mr. Hartnett is an Executive Vice President at Illinois Tool Works Inc. (“ITW”), a Fortune 200 global multi- industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett has been with ITW for 37 years and currently heads its Welding segment. Mr. Hartnett has announced his retirement from ITW effective April 1, 2022. He has extensive engineering, marketing, manufacturing and management experience from his numerous business roles at ITW including his most recent role as head of ITW’s Construction Products segment. Mr. Hartnett currently serves on the Compensation Committee. Dhanusha Sivajee, age 44, has been a director of the Corporation since July 2019. Ms. Sivajee is the Chief Marketing Officer of Angi Inc., the leading digital solution for home needs. Ms. Sivajee has been with Angi Inc. since September 2021. Previously, Ms. Sivajee was Chief Marketing Officer at The Knot Worldwide (from 2014 through 2021) and AOL Brand Group; Vice President of Global Marketing at Bloomberg Mobile; and Director, Advanced Product and Digital Marketing at Home Box Office. Ms. Sivajee brings to the Board extensive strategically-driven marketing and transactional marketplace experience from more than 20 years working across media and e- commerce industries. Ms. Sivajee currently serves on the Governance Committee. Mr. Calado, Ms. Francis, Mr. Hartnett, and Ms. Sivajee comprise a class of directors whose terms will expire at the Corporation's 2023 annual meeting of the shareholders.

P a g e | 16 Mary A. Bell, age 61, has been a director of the Corporation since November 2006. Ms. Bell has also served as a director of Husco International Inc. since November 2015 and as a director of PPC Partners since June 2019. Prior to her retirement in July 2015, Ms. Bell was a Vice President of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. From 2004 to 2007, she was the Vice President of Caterpillar’s Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar. She currently serves as Chair of the Compensation Committee. Mary K.W. Jones, age 53, has been a director of the Corporation since February 2016. Ms. Jones serves as Senior Vice President, General Counsel and Worldwide Public Affairs of Deere & Company (“Deere”), a world-leading provider of advanced products and services for agriculture, construction, forestry and turf care. From 2010 through 2012, she served as Deere's Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere’s Vice President, Global Human Resources. Ms. Jones currently serves as a member of the Compensation Committee. Ronald V. Waters, III, age 70, has been a director of the Corporation since November 2002. Mr. Waters has been an independent business consultant since 2010. Previously, from 2009 to 2010, he was a director and the President and Chief Executive Officer of LoJack Corporation, and from 2007 to 2008, he was a director and the President and Chief Operating Officer of LoJack. He is a director of Fortune Brands Home & Security, Inc., an industry-leading home and security products company, and Paylocity Corporation, a leading software provider of cloud-based payroll and human capital management software. From 2012 to January 2015, Mr. Waters was a director of Chiquita Brands International, Inc. Mr. Waters brings to the Board chief executive officer experience through his former role as Chief Executive Officer of LoJack and significant finance expertise derived primarily from his service on the audit committee of two other public companies and previous roles as Chief Operating Officer at two public companies, Chief Financial Officer at Wm. Wrigley Jr. Company, Controller at The Gillette Company and partner of a large public accounting firm. He has extensive outside audit experience. Mr. Waters also brings to the Board international, law and information technology expertise derived primarily from his service in various roles at several large public companies. Mr. Waters currently serves on the Audit Committee, and qualifies as an “audit committee financial expert.” Ms. Bell, Ms. Jones, and Mr. Waters comprise a class of directors whose terms will expire at the Corporation’s 2024 annual meeting of the shareholders.

P a g e | 17 Committee Membership The following table identifies the current committee members. As discussed above, the Board has determined all committee members are independent in accordance with the NYSE rules and applicable SEC rules. Director Audit Committee Human Resources and Compensation Committee Public Policy and Corporate Governance Committee Mary Bell ● Miguel Calado ● Cheryl Francis* ● John Hartnett ● Mary Jones ● Jeffrey Lorenger Larry Porcellato ● Dhanusha Sivajee ● Abbie Smith ● Ronald Waters ● ● Committee Chair ● Committee member * Lead Director DIRECTOR COMPENSATION Non-Employee Director Compensation The Governance Committee is responsible for annually reviewing compensation paid to non-employee directors for service on the Board and for recommending to the Board changes in compensation, if appropriate. The Corporation's CEO does not receive any compensation for his services as a director. The Board is responsible for approving director compensation based on recommendations by the Governance Committee. Neither the Governance Committee nor the Board delegates its authority with respect to setting director compensation to any other person or group. However, the Corporation’s management may, at the request of the Governance Committee, assist the Governance Committee in its review of director compensation, which may include recommending changes to compensation. Although it has not done so recently, the Governance Committee has authority to retain a consultant to assist in the evaluation of the compensation and benefits for directors and to approve the consultant’s fees and other retention terms. In 2021, each non-employee director was scheduled to receive an annual retainer of $185,000, of which $74,000 was to be paid in cash in equal installments of $18,500 after each quarterly Board meeting and $111,000 was to be paid in the form of common stock issued under the 2017 Equity Plan for Non-Employee Directors (“Equity Plan”) following the May Board meeting. The Lead Director receives an additional annual retainer of $25,000. The Chair of the Audit Committee receives an additional annual retainer of $18,000. The Chair of the Compensation Committee receives an additional annual retainer of $15,000 and the Chair of the Governance Committee receives an additional annual retainer of $12,500. Cash retainers for the Lead Director and Chairs are paid in equal installments after each quarterly Board meeting. Directors are also reimbursed for travel and related expenses incurred to attend meetings. The Corporation requires each non-employee director to own common stock of the Corporation with a market value of five times or more the cash portion of the annual retainer. To promote common stock ownership, non-employee directors who have not yet met this minimum share holding requirement are required to receive one-half of the cash portion of their annual retainer in the form of shares of common stock issued under the Equity Plan or, to the extent the director

P a g e | 18 participates in the Corporation’s Directors Deferred Compensation Plan (“Directors Deferred Plan”), in the form of nonvoting share units to be credited to the director’s account under the Directors Deferred Plan. Under the Equity Plan, non-employee directors may elect to receive all or a portion of their cash retainers in the form of shares of common stock. Under the Directors Deferred Plan, each director has the opportunity to defer up to 100% of their retainers. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of common stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the Corporation’s notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts they defer. In addition, each non-employee director is eligible to receive awards of stock options to purchase common stock, restricted stock or common stock grants, or any combination thereof, under the Equity Plan in amounts authorized by the Board. The Corporation does not have a non-equity incentive plan for non-employee directors. As of the Record Date, the Corporation has never issued stock options or restricted stock to the non-employee directors and all shares of common stock issued to directors in lieu of cash retainer amounts were fully vested upon issuance.

Director Compensation for 2021

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)(4)	Total ($)
Mary Bell	86,750	111,000	1,490	2,346	201,586
Miguel Calado	84,875	111,000	—	2,346	198,221
Cheryl Francis	91,750	111,000	—	2,346	205,096
John Hartnett	73,000	111,000	—	2,346	186,346
Mary Jones	73,000	111,000	—	2,346	186,346
Larry Porcellato	77,750	111,000	833	2,346	191,929
Dhanusha Sivajee	73,000	111,000	—	2,346	186,346
Abbie Smith	90,250	111,000	—	2,346	203,596
Ronald Waters	73,000	111,000	7,031	2,346	193,377

Notes

1. For 2021, the non-employee directors listed in the table above each earned the following fees paid in cash: Ms. Bell - $73,000 annual retainer plus $13,750 retainer for service as Chair of the Compensation Committee; Mr. Calado - $73,000 annual retainer plus $11,875 retainer for service as Chair of the Governance Committee; Ms. Francis - $73,000 annual retainer plus $18,750 prorated retainer as Lead Director; Mr. Hartnett - $73,000 annual retainer; Ms. Jones - $73,000 annual retainer; Mr. Porcellato - $73,000 annual retainer plus $4,750 prorated retainer as Lead Director; Ms. Sivajee - $73,000 annual retainer; Ms. Smith - $73,000 annual retainer plus $17,250 retainer for service as Chair of the Audit Committee; and Mr. Waters - $73,000 annual retainer. Mr. Hartnett received 100% of the cash retainer in the form of common stock under the Equity Plan, which equated to 1,831 shares; and Ms. Sivajee received 50% of the cash retainer for the first quarter in the form of common stock under the Equity Plan, which equated to 241 shares.

2. Represents the portion of the annual retainer paid in the form of shares – a $111,000 common stock grant authorized by the Board on May 11, 2021, under the Equity Plan. Each non-employee director serving on the Board as of May 11, 2021, was issued 2,523 shares of common stock at a price of $43.98 (the closing price of a share of common stock on the date of grant, May 11, 2021) for a total grant date fair value of $110,961.54, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $111,000 common stock grant authorized by the Board and the actual value of common stock issued was approximately $38. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the Equity Plan, the Corporation paid each non-employee director serving on the Board as of May 11, 2021, $38, in the form of cash in lieu of a fractional share for those non-employee directors who did not elect to defer their common stock grant under the Directors Deferred Plan. There are no unexercised option awards or unvested stock awards outstanding as of the end of 2021 for any of the Directors.

3. Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan. Interest on deferred cash compensation is earned at one percent over the prime rate. Above-market earnings represent the difference between the interest earned under the Directors Deferred Plan and 120% of the applicable federal long-term rate. Above-market interest earned by Ms. Bell is for cash compensation deferred prior to January 1, 2021, interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007, and interest earned by Mr. Waters is for cash compensation deferred prior to January 1, 2010.

4. Value of dividends earned on the shares granted to Directors in 2021.

HNI

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P a g e | 20 PROPOSAL NO. 1 – ELECTION OF DIRECTORS Proposal Summary The Board has nominated directors Jeffrey D. Lorenger, Larry B. Porcellato, and Abbie J. Smith to be elected to serve on the Board, each for a term of three years expiring at the 2025 annual meeting of the shareholders and until their successors are duly elected and qualified. Each nominee currently serves on the Board and, except for Jeffrey D. Lorenger, the President and Chief Executive Officer of the Corporation, has been determined to be independent under the NYSE listing standards, categorical independence standards adopted by the Board and contained in our Corporate Governance Guidelines, and the applicable SEC rules. There are no family relationships between the Corporation’s executive officers and nominated directors. Nominees elected as directors at the Annual Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation, or removal. The Corporation believes each nominee listed above will be available to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the Annual Meeting may be filled by the Board. Required Vote Election of the nominees as directors requires the affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast either “for” or “against” a nominee’s election. Recommendation of the Board The Board recommends a vote “FOR” the election of each of the director nominees.

P a g e | 21 Audit Committee Matters AUDIT COMMITTEE REPORT The Audit Committee consists of three members: Abbie J. Smith, who serves as Chair of the Audit Committee, Larry B. Porcellato, and Ronald V. Waters III. Each member is an independent director under NYSE and the SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at investors.hnicorp.com. The Board has determined that Abbie J. Smith and Ronald V. Waters III are “audit committee financial experts” as defined in the SEC’s rules. The Audit Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Audit Committee, overseeing the performance of the Corporation’s internal audit function, and assisting the Board in its oversight of enterprise risk management including privacy, cybersecurity, and data security. Management has primary responsibility for the Corporation’s consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Corporation’s internal auditors, for assessing the effectiveness of the Corporation’s internal control over financial reporting. KPMG LLP (“KPMG”), the Corporation’s independent registered public accounting firm since 2015, is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and work with KPMG’s lead partner. KPMG rotates its lead audit engagement partner every five years. The Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee last selected a new KPMG lead audit engagement partner beginning with the fiscal year 2020 audit. The Audit Committee and management engage in an annual review of KPMG. As part of that review, management prepares an assessment that includes the results of a management survey of KPMG’s overall performance, an analysis of KPMG’s fees and services, and risks that may impair KPMG’s ability to perform the audit. The Audit Committee considers management’s report, the continued independence of KPMG, and whether retaining KPMG is in the best interest of the Corporation and its shareholders. The annual review serves as the basis for the recommendation made by the Audit Committee and Board to the Corporation’s shareholders regarding the selection of the Corporation’s independent auditor. The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Corporation, including risks disclosed in the Corporation’s Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, the evaluation of the Corporation’s internal control over financial reporting, and the overall quality of the Corporation’s accounting. Management represented to the Audit Committee the Corporation’s consolidated financial statements for fiscal year ended January 1, 2022, were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. Management has also represented it has assessed the effectiveness of the Corporation’s internal control over financial reporting, and has determined that, as of January 1, 2022, the Corporation maintained effective internal control over financial reporting. The Audit Committee has reviewed and discussed with management and KPMG this assessment. The Audit Committee has also discussed with KPMG its evaluation of the accounting principles, practices, and judgments applied by management, and any items required to be communicated to it by KPMG in accordance with regulations promulgated by the SEC and

P a g e | 22 the PCAOB including the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee reviewed and discussed the critical audit matters (“CAMs”) addressed in the audit and the relevant financial statement accounts or disclosures that related to each CAM. The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence. The Audit Committee also concluded the provision of non-audit services by KPMG is compatible with maintaining their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended January 1, 2022. Audit Committee Abbie J. Smith, Chair Larry B. Porcellato Ronald V. Waters III AUDIT AND NON-AUDIT FEES The following table sets forth the fees paid to the Corporation’s independent registered public accounting firm KPMG for fiscal years 2021 and 2020: Fee Category 2021 2020 Audit Fees (1) $1,904,000 $1,865,000 Audit-Related Fees (2) 150,000 — Tax Fees (3) 4,000 18,854 All Other Fees (4) — 210,000 Total $2,058,000 $2,093,854 Notes (1) Audit Fees relate to professional services provided in connection with the audit of the Corporation's annual financial statements and internal control over financial reporting, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements. (2) Audit-Related Fees relate to professional services provided that are reasonably related to the performance or review of the Corporation’s financial statements. (3) Tax Fees relate to professional services provided in connection with tax compliance, and tax consulting and planning services. (4) All Other Fees relate to professional services provided other than the services reported in the categories above. PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES The Audit Committee is responsible for the negotiation and approval of all audit and non-audit engagement fees, terms and services. The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of any engagement of our independent registered public accounting firm to perform audit or permissible non-audit services. Between Audit Committee meetings, the Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve such services. The delegated member or members must report any such pre-approvals to the Audit Committee at its next scheduled meeting. All services performed by KPMG in 2021 were pre-approved by the Audit Committee.

P a g e | 23 PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Proposal Summary The Audit Committee has re-appointed KPMG as the Corporation’s independent registered public accounting firm for the Corporation's 2022 fiscal year. KPMG has served as the Corporation’s independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the audit firm. Based on its most recent evaluation of KPMG, the members of the Audit Committee believe the retention of KPMG is in the best interest of the Corporation and its shareholders. At the Annual Meeting, the Board proposes shareholders ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Although shareholder ratification is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of KPMG, the Audit Committee will reconsider the selection. Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. Required Vote The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the Proposal. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval. Recommendation of the Board The Board recommends a vote “FOR” ratification of KPMG as the Corporation’s independent registered public accounting firm.

P a g e | 24 Executive Compensation PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION Proposal Summary In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the related rules of the SEC, shareholders have the opportunity to cast an annual advisory vote to approve Named Executive Officer compensation as disclosed pursuant to the compensation disclosure rules of the SEC, which includes the CD&A, the compensation tables, and the accompanying narrative disclosures. The Corporation encourages shareholders to read the CD&A and other sections of this Proxy Statement describing how the Corporation’s executive compensation program operates. The Compensation Committee and the Board believe the Corporation’s compensation program is effective in long-term shareholder value creation and contributing to the Corporation’s continuing success. Accordingly, shareholders are asked to approve the following resolution at the Annual Meeting: RESOLVED, the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion. As an advisory vote, this proposal is not binding on the Corporation, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by our shareholders on this proposal and will carefully consider the outcome of this vote when making future compensation decisions for the Named Executive Officers. Required Vote The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval. Recommendation of the Board The Board recommends a vote “FOR” adoption of the resolution approving the compensation of the Named Executive Officers.

P a g e | 25 COMPENSATION DISCUSSION AND ANALYSIS Executive Summary This CD&A describes the key features of the Corporation’s executive compensation program and the Compensation Committee’s approach in deciding 2021 compensation for the Named Executive Officers: Name Position Jeffrey D. Lorenger Chairman, President and Chief Executive Officer, HNI Corporation Marshall H. Bridges Chief Financial Officer; Senior Vice President, HNI Corporation Vincent P. Berger President, Hearth & Home Technologies; Executive Vice President, HNI Corporation Steven M. Bradford Senior Vice President, General Counsel and Secretary, HNI Corporation Kurt A. Tjaden President, HNI International; Senior Vice President, HNI Corporation This CD&A is divided into four parts: 1. Executive Compensation Overview 2. Executive Compensation Objectives and Governance 3. Executive Compensation Elements 4. Additional Compensation Programs and Policies Fiscal Year 2021 Overview During fiscal 2021, the Corporation continued to advance its long-term strategies to increase shareholder value. Sales increased in both reportable segments, the Residential Building Products segment delivered record profits, and the Corporation successfully completed several acquisitions to expand its market coverage and add capabilities. The year included significant headwinds driven by input cost inflation, labor availability, and supply chain constraints. These issues resulted in lower operating profits. Management took aggressive action, implementing price increases, which will fully offset the incremental input cost pressure when the increases mature. Management also announced actions to expand production capabilities in Mexico to improve access to labor and increase manufacturing capacity. The Corporation concluded a challenging year with a strong balance sheet and significant capital capacity. 1. Executive Compensation Overview Primary Compensation Elements The primary elements of the compensation program are base salary and annual and long-term performance-based incentive opportunities. These primary elements were chosen to attract the best talent and drive long-term shareholder value creation.

P a g e | 26 Element Description Purpose Base Salary (see page 31) Annual cash compensation Compensation for expected day-to-day responsibilities. Pay adjustments are based on capabilities, responsibilities, and market factors Annual Incentive (see page 31) Targeted variable compensation equal to a percentage of base salary paid once per year and based 80% on financial performance and 20% on individual objectives Focus executives on annual performance goals, typically financially driven Long-Term Incentive (see page 34) Variable performance compensation typically in the form of time-based Restricted Stock Units and Performance Share Units earned at the end of a three- year period based on economic profit goals Align executives’ decisions with long-term shareholder value creation. Promote executive retention

P a g e | 27 Other Key Compensation Practices The Human Resources and Compensation Committee (“Compensation Committee”) regularly reviews developments in executive compensation and governance and adjusts the Corporation’s practices and policies. HNI Compensation Practices What We Do Pay for performance ✓ A large majority of executive compensation is based on achievement of long- term value creation. Diversity, Equity, and Inclusion (DEI) ✓ The CEO and other executives' annual incentive compensation is tied to progress of DEI initiatives. Stock ownership guidelines ✓ Stock ownership guidelines require the CEO to hold shares valued at 5x base salary and other Named Executive Officers at 3x base salary. Double trigger change in control ✓ Both a change in control and involuntary termination are required for the change in control agreement to take effect. Clawback policy ✓ Performance-based compensation, under certain circumstances, will be canceled or reclaimed if an executive engages in fraud or financial misconduct. Anti-hedging and anti-pledging policy ✓ Officers and directors are prohibited from engaging in hedging or pledging transactions with respect to HNI stock. Independent compensation consultants ✓ The Compensation Committee engages independent compensation consultants who work only for the Committee, and not for management. Annual shareholder Say on Pay ✓ The Corporation holds an annual advisory vote regarding Named Executive Officer compensation. Annual compensation risk assessment ✓ The Compensation Committee reviews a risk assessment of the Named Executive Officer compensation program every year. What We Don’t Do No employment contracts  Neither the CEO nor any other Named Executive Officers have an employment contract. No perquisites  Consistent with its longstanding culture, the Corporation does not offer any perquisites to Name Executive Officers, other than standard relocation assistance. No excise tax gross-ups  No executives are eligible for excise tax gross-ups. No repricing of underwater options  Underwater options are not repriced or replaced. No dividends paid on stock or shares not owned  Dividends are not paid on unvested restricted stock units or unearned performance share units. Instead, such dividends accrue and are paid only if the underlying awards vest or are earned based on performance. No supplemental executive benefits  Executive officers are not offered additional benefits beyond those generally available to all members.

P a g e | 28 Shareholder Engagement, Responsiveness, and Say on Pay Vote Results At the 2021 Annual Meeting, over 97% of the advisory votes cast by shareholders were in favor of the compensation program for Named Executive Officers. The Corporation has a strong history of shareholder support for the compensation of Named Executive Officers. Since 2012, at least 95 percent of the advisory votes cast by shareholders each year have been in favor of the compensation program. The Corporation’s investor relationship team regularly engages with shareholders regarding the performance and strategies of the Corporation. Apart from the annual say on pay vote, shareholders have expressed no other views to the Corporation regarding executive compensation. The Compensation Committee carefully considers say on pay votes in setting the compensation of Named Executive Officers. Even with the significant support from shareholders for say on pay votes, the Corporation continues to engage with shareholders to discuss their views of the executive compensation program. In addition to the Corporation’s regular dialogue with shareholders, the Compensation Committee engages an independent compensation consulting firm, Exequity LLP, to assist with a thorough review of the Corporation's executive compensation policies and programs. The purpose of this review is to benchmark the Corporation’s design versus market practice, evaluate current programs with respect to trends and corporate governance best practices, and identity ways, if any, to strengthen shareholder alignment. Compensation Program Changes in 2021 The Board, Compensation Committee, and Corporation did not make changes to the executive compensation program structure for 2021. 2. Executive Compensation Objectives and Governance Philosophy and Objective The Corporation’s Board believes in aligning the compensation of the Corporation's leadership with creating long-term value for shareholders and other important stakeholders, including members and customers. Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by this principle. Pay for Performance Highlighting the Corporation’s pay for performance philosophy, the executive compensation program for 2021 ties a significant amount of each senior executive’s compensation to the achievement of long-term value creation through the use of annual and long-term performance-based awards. The Corporation believes earnings before interest and taxes (EBIT) and economic profit are strong indicators of long-term shareholder value creation and in 2021 used EBIT to measure financial performance goal achievement under the Annual Incentive Plan and economic profit to measure financial performance under the long-term incentive plans. Economic profit is defined as after-tax operating profit less a charge for average invested capital. Economic profit promotes the simultaneous optimization of growth, earnings, and capital efficiency.

P a g e | 29 Pay Mix For 2021, the target compensation mix for the CEO and other Named Executive Officers is below, excluding the special circumstances grant as described in section 3. Approximately 51% of CEO compensation and 45% of all other Named Executive Officers’ compensation is considered variable based on achieving financial and strategic objectives. Compensation Committee and Non-Employee Directors The Compensation Committee is responsible for the oversight of the Corporation’s executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval by the non-employee directors all elements of the CEO's compensation. For the other Named Executive Officers, the Compensation Committee considers recommendations from the CEO and approves all elements of compensation except equity grants, which the Compensation Committee recommends for approval by the non-employee directors. The Corporation’s Member and Community Relations Department, Office of the General Counsel, and Finance Department support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmarking, preparing compensation-related materials, and providing updates on corporate governance laws and best practices. The Compensation Committee occasionally retains outside compensation consultants to provide recommendations for structuring and designing the Corporation’s executive compensation program, selecting a peer group for benchmarking, and establishing competitive incentive award targets. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) and Exequity LLP (“Exequity”) as executive compensation consultants. FW Cook served as the compensation consultant in 2021 to review CEO compensation for 2022. In 2021, Exequity provided guidance on a variety of topics including the 2021 Stock-Based Compensation Plan and recent developments and trends with respect to executive compensation programs. Both FW Cook and Exequity are independent compensation consultants that provided no services to HNI other than those services provided to the Compensation Committee. After considering the six independence factors discussed in Section 303A.05(c)(iv)(A)-(F) of the NYSE Listed Company Manual, the Compensation Committee determined that FW Cook and Exequity had no conflict of interest pursuant to Item 407(e)(3)(iv) of the SEC’s Regulation S-K.

P a g e | 30 Benchmarking with Market Data CEO Benchmarking The Compensation Committee compares CEO compensation to a group of peer companies. The Compensation Committee includes companies in similar industries or with a similar level of business complexity, manufacturing approach, or go-to-market structure with whom the Corporation may compete for talent. Additionally, the Compensation Committee considers the relative size of the companies, including market capitalization, net sales, and employee headcount. In 2021, the Compensation Committee used a peer group of 16 companies when determining compensation. The following table lists these peer companies. Peer Group A.O. Smith Corporation Kennametal Inc. ACCO Brands Knoll Inc. Armstrong World Industries, Inc. Leggett & Platt, Incorporated Briggs & Stratton Corporation Lennox International Inc. Donaldson Company, Inc. Lincoln Electric Holdings Inc. Enerpac Tool Group Corporation (formerly Actuant) Regal Beloit Corporation Herman Miller, Inc. Steelcase Inc. Hillenbrand Valmont Industries At the direction of the Compensation Committee, FW Cook conducted a comprehensive compensation analysis for chief executive officers of peer companies (“CEO Compensation Review”) in late 2021. The Compensation Committee considered and implemented recommendations of FW Cook to remove three companies, Briggs & Stratton(1), Enerpac Tool Group(2), Knoll(3), and to add five companies, American Woodmark, Interface, La-Z-Boy, Masonite, and Pitney Bowes, to the peer group for a revised total 18 companies. The Compensation Committee believes these changes are appropriate to adjust the peer group by eliminating companies who are no longer public or whose operations have substantially changed and replace them with companies reasonably similar to the Corporation. The Compensation Committee will utilize the CEO Compensation Review to establish the elements and targets of Mr. Lorenger’s compensation as CEO in early 2022. Notes (1) Removed from 2022 peer group following conversion to a private entity in September 2020. (2) Removed from 2022 peer group following substantial change in company’s business in 2021. (3) Removed from 2022 peer group following merger with Herman Miller Inc. in July 2021. The surviving entity, MillerKnoll, remains in the 2022 peer group. Market Data for Other Named Executive Officers The Compensation Committee annually assesses base salary and annual and long-term incentive compensation data compiled from commercially available compensation survey reports published by Willis Towers Watson and Mercer Human Resource Consulting (collectively, the “Survey Reports”). In 2021, the Compensation Committee followed its regular process of using the Survey Reports in reviewing the elements and targets of the Named Executive Officers’ compensation (except the CEO), considering the responsibilities and capabilities of each executive officer.

3. Executive Compensation Elements

Base Salary

For 2021, the base salary for each Named Executive Officer was appropriately indexed from the market median for the relevant position. Actual base salaries may be higher or lower than the market median based on the following factors, which are considered annually by the Compensation Committee (and non-employee directors in the case of the CEO's base salary) when determining changes in base salary:

- demonstrated growth, development, and advancement;
- individual performance and competency; and
- value of experience both in service to the Corporation and other organizations.

The Compensation Committee conducts the CEO's annual base salary review at the February Board meeting and all non-employee directors participate with the Compensation Committee in this review. For other executive officers, the Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer's appointment.

Based on a combination of performance, personal growth and market factors, the Compensation Committee (and with respect to the CEO's base salary, the non-employee directors) awarded the following base salaries in 2021:

Name	2020 Annual Base Salary ($)	2021 Annual Base Salary ($)	Increase ($)	Increase (%)
Jeffrey D. Lorenger	954,800	988,200	33,400	3.5
Marshall H. Bridges	494,000	513,800	19,800	4.0
Vincent P. Berger	450,700	468,700	18,000	4.0
Steven M. Bradford	440,900	454,100	13,200	3.0
Kurt A. Tjaden	499,530	499,530	0	0.0

The increases awarded to the Named Executive Officers were generally consistent with the average increase for members across the Corporation. Due to the continued uncertainty of the COVID-19 pandemic, base salary increases in 2021 for the Named Executive Officers, except for those in the Residential Building Products division, were delayed for a period of four months.

Annual Incentive

To provide alignment with strategic business objectives, Named Executive Officers are eligible for annual incentive compensation awards under the Annual Incentive Plan. The Annual Incentive Plan helps focus the Named Executive Officers on both annual financial achievements and individual objectives aligned with the Corporation's strategic plan.

For 2021, key features of the Annual Incentive Plan were:

Award Target as a % of Base Salary	
Chairman, President and Chief Executive Officer	115%
Other Named Executive Officers	75%

Basis of Award Achievement	
Achievement of Financial Goals	80%
Attainment of Individual Objectives	20%

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The CEO's annual incentive compensation award target is a greater percentage of base salary than the targets for the other Named Executive Officers because the CEO has the most impact on the Corporation's annual performance.

The awards are paid in the first quarter following the year in which they are earned. Termination of employment other than due to death, disability, retirement, or a change in control of the Corporation prior to the end of the year in which an award is earned results in the loss of outstanding awards. Awards are paid in cash unless the executive requests and the Compensation Committee approves taking all or part of the payment in the form of common stock or the Compensation Committee determines the executive's stock ownership does not reflect appropriate progress toward the executive's ownership guideline. The following table describes payouts under the Annual Incentive Plan for each Named Executive Officer for 2021:

Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Individual Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Jeffrey D. Lorenger	1,136,430	909,144	227,286	1,136,430	100
Marshall H. Bridges	385,350	308,280	77,070	385,350	100
Vincent P. Berger	351,525	340,276	71,008	411,284	117
Steven M. Bradford	340,575	272,460	68,115	340,575	100
Kurt A. Tjaden	374,648	365,656	39,713	405,369	108

Each Named Executive Officer received the 2021 Annual Incentive Plan award payout in cash.

Financial Performance Goals

The Compensation Committee considers the annual financial plan, approved by the Board in February, to help establish EBIT goals for the Corporation and financial goals for each core business unit. EBIT goals are based on strategic opportunities with consideration of current market conditions (e.g., strength of the housing market, global economy, or corporate earnings) and business opportunities (e.g., launch of new product line or integration of recently acquired business). Given the unique challenges faced by the Corporation due to the COVID-19 pandemic and the wide range of potential business conditions in 2021, the Board and Compensation Committee elected to bifurcate EBIT goals into two independent periods, first half and second half 2021. First half EBIT goals were set per the usual process at the February Board meeting and second half goals were set at the August Board meeting.

Payout ranges are set between 0% and 200% of the EBIT target with an achievement threshold of 35% to receive a minimum payout. Payout levels are expected to be between 80% and 120% of target in most years and average approximately 100% of target over time. The Compensation Committee establishes the target level of EBIT as an aggressive but achievable goal for the Corporation as a whole or any business unit based on economic and competitive conditions at the time goals are established.

Messrs. Lorenger, Bridges, and Bradford were eligible for awards based on the financial performance of the Corporation while Messrs. Berger and Tjaden were eligible for awards based on the financial performance of each executive's individual area of responsibility (one or more business units).

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The following table shows 2021 first and second half EBIT goals and actual achievements for those periods. The table also provides background on the conditions assumed when the goals were set and commentary on why actual results differed from the goals.

2021	First Half	Second Half
EBIT goal	$17.9 million	$99.6 million
Actual EBIT achievement	$48.6 million	$52.1 million
Goal setting assumptions and considerations	• Weak Workplace Furnishings demand environment due to continued impact of COVID-19 on global office utilization. • Strong Residential Building Products demand. • Negative impacts from input cost inflation, return of costs removed by temporary actions taken in 2020, and additional investment costs. • Historically lower first half profitability.	• Continued strong Residential Building Products volume growth. • Improving Workplace Furnishings demand constrained by labor availability and supply chain capacity which was expected to normalize through the second half. • Negative impact from accelerating input cost inflation. • Historically stronger second half profitability.
Why was actual performance different from the goal?	• Significantly stronger than expected Residential Building Products growth driven by good operational execution and a robust demand environment.	• Labor shortages and supply chain constraints failed to normalize and in some cases worsened. • Inflationary pressures worsened.
Payout (% of target)	200%	0%

The resulting payout for the full year 2021 was 100 percent of target.

Individual Objectives

Each Named Executive Officer's individual objectives are based on broad strategic objectives of the Corporation or one or more operating units and are defined and measured within the year. The non-employee directors annually review and approve the CEO's individual objectives. The CEO annually reviews and approves the individual objectives of each other Named Executive Officer.

In 2021, Messrs. Lorenger, Bridges, and Bradford's individual objectives were based on the progress of the Corporation's diversity, equity, and inclusion initiatives focused on building an inclusive workplace and on the success of the Corporation's digital initiatives focused on growing revenue, meeting evolving customer needs, and enabling dealer/partners. Mr. Berger's individual objectives were based on the progress of the Corporation's diversity, equity, and inclusion initiatives focused on building an inclusive workplace and on increasing the investment level in Residential Building Products to build organizational capabilities and accelerate growth. Mr. Tjaden's individual objectives were based on the organic sales growth targets of the Corporation's HNI Global operating unit and on the success of product development initiatives.

At year-end, the CEO evaluates Named Executive Officers' performance against their individual objectives and recommends an achievement percentage for Compensation Committee approval. Achievement percentages for individual objectives range from 0% to 125%. The non-employee directors, after reviewing the CEO's self-evaluation, determine the achievement percentage of the CEO's individual objectives.

The Compensation Committee and the CEO (and with respect to the CEO, the non-employee directors) determined the Named Executive Officers delivered results on the stated goals resulting in attainment of individual objectives from 53%

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P a g e | 34 to 101%. The following table explains individual objectives, actual achievements, and payout factors for each Named Executive Officer. Name 2021 Objectives 2021 Achievements 2021 Payout Factor Jeffrey D. Lorenger • Implementation of digital initiatives. • Implementation of diversity, equity, and inclusion initiatives. • Digital initiatives were successfully achieved. • Diversity, equity, and inclusion initiatives were successfully implemented. • 100% Marshall H. Bridges • Implementation of digital initiatives. • Implementation of diversity, equity, and inclusion initiatives. • Digital initiatives were successfully achieved. • Diversity, equity, and inclusion initiatives were successfully implemented. 100% Vincent P. Berger • Specific investment goals to grow Residential Building Products. • Implementation of diversity, equity, and inclusion initiatives. • Investment goals were successfully achieved. • Diversity, equity, and inclusion initiatives were successfully implemented. 101% Steven M. Bradford • Implementation of digital initiatives. • Implementation of diversity, equity, and inclusion initiatives. • Digital initiatives were successfully achieved. • Diversity, equity, and inclusion initiatives were successfully implemented. 100% Kurt A. Tjaden • HNI Global sales objectives. • Product development objectives. • HNI Global did not achieve targets. • Product development objectives were successfully achieved. 53% Long-Term Incentive Through their leadership and strategic actions, long-term incentive participants have the ability to significantly impact the Corporation’s long-term performance. Long-term incentive compensation, in the form of Performance Share Units (PSUs) and Restricted Stock Units (RSUs), is designed to focus executives on long-term value creation for shareholders measured by objective financial performance metrics and long-term stock price appreciation, and to incent executives to remain with the Corporation. Long-term incentive compensation is provided through the annual equity grants to select executives, including all Named Executive Officers, under the Corporation’s 2017 Stock-Based Compensation Plan (through May 2021) and 2021 Stock-Based Compensation Plan (the “Stock Plan”). These two types of long-term incentive vehicles provide a balance between emphasizing financial performance (PSUs) and stock price performance (RSUs). The Compensation Committee and the Board annually evaluate and approve the participants' target awards to ensure alignment with the Corporation’s compensation philosophy. Annual grants typically occur at the February Board meeting. Throughout the year, the Board also may occasionally grant equity awards for a new hire, a significant promotion, or other special circumstances. The following table shows the total long-term incentive compensation award opportunities for each Named Executive Officer.

P a g e | 35 Name Total Long-Term Incentive Compensation Target ($) Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award) Jeffrey D. Lorenger 3,103,100 325 Marshall H. Bridges 741,000 150 Vincent P. Berger 676,050 150 Steven M. Bradford 330,675 75 Kurt A. Tjaden 749,295 150 For 2021, the Board decided to grant half (50%) of the target long-term incentive compensation target amount as PSUs and half (50%) as RSUs under the Stock Plan. The Board determined the long-term incentive compensation awards should be split equally among PSUs and RSUs because the mix provides the best balance between the competing interests the long-term incentive awards seek to serve (i.e., focus on performance objectives and continued employment (PSUs) and continued employment and increasing stock price performance (RSUs)). The Board granted the PSUs and RSUs using the targeted dollar value of the award divided by the grant date closing share price to calculate the number of units granted. The Board granted equity awards to each Named Executive Officer on February 16, 2021, with the closing price of $37.00 per share of common stock. See the following table reflecting the number of PSUs and RSUs granted in February 2021 for each Named Executive Officer: Name Targeted Number of PSUs Granted in February 2021 Targeted Number of RSUs Granted in February 2021 Jeffrey D. Lorenger 41,934 41,934 Marshall H. Bridges 10,014 10,014 Vincent P. Berger 9,136 9,136 Steven M. Bradford 4,469 4,469 Kurt A. Tjaden 10,126 10,126 Performance Share Units In February 2021, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in performance share units. PSUs represent the right to receive shares at the end of the three-year performance period. The Committee establishes the financial goals at the start of each three-year performance period. These units’ cliff vest and distribute following the end of the three-year performance period if financial goals are met. The total number of shares earned may vary between 0% and a maximum of 200% of the target number of units awarded depending upon performance relative to the established goal, with an achievement threshold of 25% to receive a payout. PSUs convert into shares upon vesting. Dividends accrue and pay in cash at the end of the performance period based on the number of shares vested according to performance metrics. For fiscal 2021, the Committee approved economic profit targets for the PSUs. Economic profit provides clear line of sight for executives and shareholders on the alignment of financial performance with share price. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards. PSUs motivate and incent executives to focus on long-term value creation while maximizing shareholder alignment. The following table represents the financial achievement targets set for the PSUs in 2021:

P a g e | 36 2021 – 2023 Performance Share Unit Cumulative Economic Profit Targets % Achievement ($M) 200% Maximum 196.9 100% Target 121.2 25% Threshold 14.9 Restricted Stock Units In February 2021, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in restricted stock units. RSUs represent the right to receive shares of common stock. Each unit represents the equivalent of one share of common stock as of the date of grant and vests one-third per year over the three years beginning on the first anniversary of the grant date. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue and pay in cash at the time of vesting. The amount of income realized by an executive from an RSU is equal to the stock price at the time the award vests multiplied by the number of units granted to the executive. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards. RSUs provide shareholder alignment and support retention. Restricted Stock Units - Special Circumstances Grant In late 2020 and early 2021, the Compensation Committee reviewed the Corporation’s performance versus the realizable pay of key executives, including the Named Executive Officers. In this review, the Compensation Committee considered multiple factors, including the following: • Relative Total Shareholder Return (TSR). Compared to the Corporation’s industry peers, HNI’s relative TSR performance over the three-year period was above the median of the peers, but the realized pay for the CEO over the same period was the lowest among the peers. The Corporation’s three-year TSR performance was at the 60th percentile, but the realizable pay of the CEO was at the 0th percentile. To completely align relative TSR and realized pay over the period, the CEO would have had to receive approximately $5.3M in additional realized compensation. • Free Cash Flow. In 2020, the Corporation generated $173 million of free cash flow, which exceeded prior year performance by $20 million and the target established prior to the pandemic by $38 million despite unprecedented and challenging conditions. The strong free cash flow insulated the Corporation against financial stress and was used to pay down debt, make long-term investments, and build cash for future use. • Unvested Value of Long-Term Incentive Awards. Long-term incentive awards held by the CEO had an unvested value of 19% of the target value, and across all Named Executive Officers long-term incentive awards had an average unvested value of 18% of the target value. The Compensation Committee also considered actions made by the Corporation’s industry peers in response to the COVID-19 pandemic. These actions included a variety of responses, such as granting special awards, reducing incentive goals, truncating the performance period to exclude performance results during a portion of the pandemic, shifting the long-term incentive mix to lower the weighting on performance-based pay, and modifying performance awards to be more qualitative in nature. The Compensation Committee decided against modifying existing incentive awards or applying positive discretion to allow for long-term incentive payouts where threshold performance was not achieved. The Compensation Committee instead decided to address the disconnect between the Corporation’s performance, including TSR, and executive compensation by providing a special circumstances award of RSUs to certain executives.

P a g e | 37 The magnitude of the grants was intended to bring the average at-risk value of incentive compensation for the selected executives up to approximately 50% of the target value to help ensure sufficient at-risk value remained to incent them over the long-term including through the global pandemic in a highly competitive labor market. To further align with the interest of shareholders, these RSUs were structured with parameters different from those granted under the regular long-term incentive compensation program. Each unit represents the equivalent of one share of common stock as of the date of grant and cliff vests three years from the grant date. Three-year cliff vesting provides a benefit to shareholders versus the regular design of the annual long-term incentive plan, which vests one-third per year over the three years following the grant date. Also, unlike regular RSU awards, early termination, including retirement, other than due to death, disability, or a change in control, results in forfeiture of unvested awards. As such, even though the CEO is currently retirement eligible, these retention awards will forfeit in the event of the CEO’s retirement prior to vesting. RSUs convert to shares upon vesting and dividends are not paid out during the vesting period but instead accrue and pay out in cash at the time of vesting. The Board granted these RSUs to each Named Executive Officer on February 16, 2021, with the closing price of $37.00 per share of common stock. The following table shows the number RSUs granted to each Named Executive Officer: Name Targeted Number of Special Circumstance RSUs Granted in February 2021 Jeffrey D. Lorenger 99,475 Marshall H. Bridges 30,229 Vincent P. Berger 25,581 Steven M. Bradford 13,805 Kurt A. Tjaden 10,220 The Compensation Committee believes the special circumstances grant was a unique and appropriate response to a one-time event and does not anticipate using similar measures in the future as part of the ongoing compensation program under normal conditions. Cash Awards Beginning in 2020, the Corporation moved away from granting long-term performance cash awards. The Long-Term Performance Plan for 2019-2021 (the “2019-2021 Plan”) is the final outstanding award under this design. Under this plan actual performance is measured each year, with one-third of the cash award earned based on economic profit achievement in each of the three years covered by the plan. Achievement for each year may range from 0% to 200% of the annual award target, with a 25% threshold level. Economic profit achievement representing a 100% payout level is established as an aggressive but achievable goal for the Corporation based on economic and competitive conditions at the time goals are established. Under the Long-Term Performance Plan, economic profit is defined as after-tax operating profit less a charge for average invested capital, with cash normalized to a fixed amount for purposes of the calculation. Economic profit achieved by the Corporation in 2021 was measured against the performance goal for the third year of the 2019-2021 Plan. For 2021, the Corporation’s economic profit was ($5.8) million as calculated under the 2019-2021 Plan, resulting in an earned award of 0% for 2021. The following table represents the economic profit targets set for the 2021 year under the 2019-2021 Plan.

2021 Economic Profit Matrix	
Payout (%)	2019-2021 Plan ($M)
25%	25.0
100%	69.3
200%	101.5

The Named Executive Officers earned the following amounts under the 2019-2021 Plan based on 2021 performance:

Name	Target Award for 2021 Performance Period ($)	Actual 2021 Performance Period Achievement (%)	Award Earned for 2021 Performance Period Achievement ($)
Jeffrey D. Lorenger	251,063	0	—
Marshall H. Bridges	59,375	0	—
Vincent P. Berger	51,975	0	—
Steven M. Bradford	25,900	0	—
Kurt A. Tjaden	59,000	0	—

4. Additional Compensation Programs and Policies

The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate. These plans do not change significantly from year to year, and other than participation in the Supplemental Income Plan ("SIP"), do not involve annual compensation decisions by the Compensation Committee or the Board.

Supplemental Income Plan

The SIP provides a benefit to the plan's participants, including the Named Executive Officers, equal to amounts the participants would have received had the Corporation's qualified plan (i.e., 401(k) plan) and cash profit-sharing benefits not been subject to statutory compensation caps, except no income attributable to the Long-Term Performance Plan is considered. The 2021 statutory compensation limit for qualified plan and cash profit-sharing benefits was $290,000. Any compensation in excess of this limit is excluded from the eligible earnings used to calculate qualified plan and cash profit-sharing benefits. The SIP is available to select executives, approved by the Board, who consistently earn income above compensation caps on the qualified plan and cash profit-sharing benefits.

In 2021, the Compensation Committee determined all SIP benefits would be in the form of shares of common stock. The SIP shares cannot be transferred while the participant is employed by the Corporation. The number of shares of common stock is calculated by dividing the amount of the benefit by the closing price of a share of common stock on the date the benefit is paid, with cash payable in lieu of a fractional share. Participation in the SIP is provided to assure overall competitiveness of the executive compensation program.

Deferred Compensation Plan

Executives eligible for compensation under the Annual Incentive Plan, which include all Named Executive Officers, are eligible to participate in the Corporation's Executive Deferred Compensation Plan ("Deferred Plan"). The Deferred Plan allows executives to voluntarily defer base salary, Annual Incentive Plan awards, Long-Term Performance Plan awards, SIP benefits and other amounts. Amounts can be deferred to a cash account earning interest at a rate set each year at

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P a g e | 39 1% above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of common stock and earning dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each participant elects, on an annual basis, the date, or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts. During 2021, no Named Executive Officers participated in the Deferred Plan. Profit-Sharing Retirement Plan Each Named Executive Officer participates in the Corporation’s Profit-Sharing Retirement Plan (the “Retirement Plan”), a defined contribution plan generally available to all members. Members are eligible to make voluntary contributions immediately upon hire. Each Named Executive Officer is eligible for employer contributions. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table. Cash Profit-Sharing Each Named Executive Officer is eligible for distributions under the Corporation’s cash profit-sharing program. Cash profit-sharing is paid based on the profitability of a member's operating unit. Members are generally eligible to participate after completion of one year of continuous service. Cash profit-sharing amounts paid to the Named Executive Officers are reflected in the “Bonus” column of the Summary Compensation Table. Change in Control, Post-Employment and Other Events Each Named Executive Officer has a Change In Control Employment Agreement (“CIC Agreement”) with the Corporation. Upon a change in control, retirement, death or disability, certain awards granted under the Annual Incentive Plan, the Long-Term Performance Plan and the Stock Plan also vest or are payable pursuant to their terms and are not conditioned on a termination of employment. See “Potential Payments Upon Termination or Change in Control” for a discussion of these items. Perquisites Consistent with its longstanding culture, the Corporation does not provide executives with any special or unique perquisites, such as company cars or club memberships. Relocation assistance is provided to executives under a relocation program broadly available for members transferred within the Corporation and newly hired professional members. Executives participate in the same health, retirement, profit-sharing, disability and life insurance programs and member stock purchase plan as other members. Executive Stock Ownership Guideline The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation’s stock. Under the Executive Stock Ownership Guideline, ownership levels are provided for executives to acquire and hold a recommended ownership interest in the Corporation's stock based on their position and compensation level. The guideline is intended to align the interests of key executives with shareholder interests. The Executive Stock Ownership Guideline levels in effect for 2021 are shown below:

P a g e | 40 Position $ Value of Shares Chairman, President and Chief Executive Officer 5.0 x Base Salary Operating Company (Unit) Presidents, Chief Financial Officer, and Executive and Senior Vice Presidents 3.0 x Base Salary Other Officers 2.0 x Base Salary Executives are encouraged to reach their respective stock ownership level within five years of the date the individual assumes an executive position covered by the guideline. The Compensation Committee annually reviews each executive’s progress toward the goal. The Compensation Committee can specify a percentage of the executive’s annual incentive compensation be paid in shares of common stock if it determines an executive is not achieving appropriate progress toward the goal. As of the end of 2021, each Named Executive Officer was in compliance with the Corporation’s stock ownership guideline. Executive Compensation Clawback If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance- based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct leading to the restatement and may, to the extent permitted by law, seek repayment of amounts paid in excess of amounts based on restated financial results. Tax Deductibility of Executive Compensation The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate. Section 162(m) of the Internal Revenue Code generally limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to certain executive officers. However, the Compensation Committee believes its primary responsibility is to achieve the objectives of the Corporation’s compensation program. The Compensation Committee may consider tax deductibility as a factor in determining executive compensation, but the Committee may approve compensation that is not fully deductible under Section 162(m) if the Committee believes such compensation will contribute to the achievement of the Corporation’s objectives. Impact of Prior Compensation in Setting Elements of Compensation Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set. The non-employee directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate and retain top management. The Compensation Committee analyzes outstanding equity grants, outstanding Annual Incentive Plan and Long-Term Performance Plan awards and ownership of common stock for each Named Executive Officer to ensure future stock equity grants, Annual Incentive Plan and Long-Term Performance Plan awards, CIC Agreements and other benefits provide appropriate and relevant incentives to the executives. Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives. Compensation Committee Interlocks and Insider Participation Members of the Compensation Committee have never been officers or members of the Corporation and have no relationship with the Corporation other than as directors and shareholders. During 2021, no executive officer of the Corporation served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or Compensation Committee.

P a g e | 41 COMPENSATION COMMITTEE REPORT The Compensation Committee has reviewed and discussed the CD&A, which begins on page 25 of this Proxy Statement, with management, and based on such review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement. Human Resources and Compensation Committee Mary A. Bell, Chair John R. Hartnett Mary K.W. Jones

SUMMARY COMPENSATION TABLE

The table below shows the compensation awarded to, earned by, or paid to each of the Named Executive Officers for 2021, 2020 and 2019. In accordance with the SEC's disclosure rules, information regarding compensation for years prior to the year in which an executive became a Named Executive Officer is not included in the table below. The Corporation does not have employment agreements with any of its executives. While employed, executives earn base salary, are eligible for benefits common to all members, and participate in the executive compensation programs identified in the tables below and discussed in the CD&A. The performance-based conditions associated with Long-Term Performance Plan, PSUs, and Annual Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 25.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey D. Lorenger	2021	973,427	10,701	6,783,691	—	1,136,430	228,566	9,132,815
Chairman, President and Chief Executive Officer,	2020	891,383	518,370	3,103,063	—	132,335	262,472	4,907,623
HNI Corporation	2019	923,365	13,300	—	1,932,854	1,152,831	184,692	4,207,042
	2021	506,185	10,701	1,859,509	—	385,350	91,537	2,853,282
Marshall H. Bridges	2020	477,813	192,076	741,037	—	46,683	107,011	1,564,620
Chief Financial Officer; Senior Vice President, HNI Corporation	2019	472,523	13,300	—	457,108	374,552	83,259	1,400,742
Vincent P. Berger	2021	463,162	22,693	1,622,561	—	411,284	191,215	2,710,915
President, Hearth & Home Technologies; Executive Vice	2020	446,532	19,390	650,559	—	622,642	103,401	1,842,524
President, HNI Corporation	2019	427,504	17,406	—	400,140	328,152	126,449	1,299,651
Steven M. Bradford	2021	448,008	10,701	841,491	—	340,575	78,136	1,718,911
Senior Vice President, General Counsel and Secretary, HNI Corporation	2020	425,789	172,960	321,091	—	41,665	94,443	1,055,948
Kurt A. Tjaden	2021	499,530	10,701	1,127,464	—	405,369	85,281	2,128,345
President, HNI International;	2020	476,811	194,066	729,232	—	—	102,332	1,502,441
Senior Vice President, HNI Corporation	2019	477,174	13,300	—	454,223	316,384	109,479	1,370,560

Notes

(1) The amounts in this column reflect the payments of cash profit-sharing during calendar years 2021, 2020 and 2019 under the cash profit-sharing program. For the 2020 year, the total in this column also includes discretionary payments as described in the 2021 CD&A.

(2) The amounts in this column reflect the aggregate grant date fair value of PSUs and RSUs granted in 2021 under the Stock Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the

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P a g e | 43 footnote titled “Stock-Based Compensation” to the Corporation’s audited financial statements for 2021, 2020, and 2019 in the Corporation's Annual Report on Form 10-K for the year ended January 1, 2022. (3) The amounts in this column include incentive compensation awards earned for the 2021 fiscal year under the Annual Incentive Plan (AIP) and the active Long-Term Performance Plan (LTPP), the 2019-2021 Plan. Equivalent amounts are included for the 2020 and 2019 fiscal years. The AIP awards earned in 2021 and the earnings under the 2019-2021 Plan were paid in first quarter 2022 and were subject to continuous employment through the last day of 2021. The breakdown between the Annual Incentive Plan and the Long-Term Performance Plan awards for 2021 is as follows: Mr. Lorenger - $1,136,430 under the Annual Incentive Plan, and $0 under the 2019 - 2021 LTPP; Mr. Bridges - $385,350 under the Annual Incentive Plan, and $0 under the 2019 - 2021 LTPP; Mr. Berger - $411,284 under the Annual Incentive Plan, and $0 under the 2019 - 2021 LTPP; Mr. Bradford - $340,575 under the Annual Incentive Plan, and $0 under the 2019 - 2021 LTPP; Mr. Tjaden - $405,369 under the Annual Incentive Plan, and $0 under the 2019 - 2021 LTPP. (4) The amounts in this column include the Corporation’s contributions to the Retirement Plan, the dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan, both of which are generally available to all members, and the dollar value of common stock paid under the SIP. Contributions under the Retirement Plan in 2021, 2020 and 2019 were as follows: Mr. Lorenger – $23,002; $26,064; $24,969; Mr. Bridges – $23,002; $26,064; $24,969; Mr. Berger – $34,154; $23,945; $26,294; Mr. Bradford - $23,002; $26,064; and Mr. Tjaden – $23,002; $26,064; $24,969. The dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan in 2021, 2020, and 2019 was $142 per year for each Named Executive Officer. The dollar values of common stock earned under the SIP for 2021, 2020 and 2019 were as follows: Mr. Lorenger – $188,853; $236,266; $159,581; Mr. Bridges – $64,437; $80,805; $58,148; Mr. Berger – $153,445; $79,314; $100,013; Mr. Bradford -$53,278; $68,237; and Mr. Tjaden – $58,244; $76,126; $84,368. The SIP common stock for 2021 was issued February 28, 2022; 2020 was issued March 1, 2021; and 2019 was issued February 24, 2020.

Grants of Plan Based Awards

The table below shows the grants of plan-based awards to the Named Executive Officers during 2021, including PSUs and RSUs granted under the Stock Plan and Annual Incentive Plan awards. For additional information on the Stock Plan and the Annual Incentive Plan, see "Long-Term Incentive" on page 34 and "Annual Incentive" on page 31.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#) (3)	($) (4)
Jeffrey D. Lorenger									
Performance Share Units	2/16/2021				10,484	41,934	83,868		1,551,558
Restricted Stock Units	2/16/2021							41,934	1,551,558
Special Circumstance Restricted Stock Units	2/16/2021							99,475	3,680,575
Annual Incentive Plan		431,843	1,136,430	2,102,396					
Marshall H. Bridges									
Performance Share Units	2/16/2021				2,504	10,014	20,028		370,518
Restricted Stock Units	2/16/2021							10,014	370,518
Special Circumstance Restricted Stock Units	2/16/2021							30,229	1,118,473
Annual Incentive Plan		146,433	385,350	712,898					
Vincent P. Berger									
Performance Share Units	2/16/2021				2,284	9,136	18,272		338,032
Restricted Stock Units	2/16/2021							9,136	338,032
Special Circumstance Restricted Stock Units	2/16/2021							25,581	946,497
Annual Incentive Plan		133,580	351,525	650,321					
Steven M. Bradford									
Performance Share Units	2/16/2021				1,117	4,469	8,938		165,353
Restricted Stock Units	2/16/2021							4,469	165,353
Special Circumstance Restricted Stock Units	2/16/2021							13,805	510,785
Annual Incentive Plan		129,419	340,575	630,064					
Kurt A. Tjaden									
Performance Share Units	2/16/2021				2,532	10,126	20,252		374,662
Restricted Stock Units	2/16/2021							10,126	374,662
Special Circumstance Restricted Stock Units	2/16/2021							10,220	378,140
Annual Incentive Plan		142,366	374,648	693,099					

Notes

(1) Under the Annual Incentive Plan, executives can earn incentive compensation when the threshold level of performance is met; below the threshold level of performance, no annual incentive is earned.

(2) PSUs cliff vest after three years, depending upon the achievement of certain performance goals. If threshold level of performance is not met, no shares will be earned.

(3) RSUs represent the right to receive shares of Corporation stock. These units reflect fair market value of the common stock as of the date of grant and vest in equal installments over three years. Special circumstance RSUs cliff vest after three years.

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(4) Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

Outstanding Equity Awards at Year End

The following table shows the Named Executive Officers' outstanding equity awards as of the end of 2021. The table shows exercisable and unexercisable options, and performance share units and restricted stock units that have not vested.

	Option Awards				Stock Awards			
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Unvested RSUs (#) (2)	Market value of unvested RSUs ($) (3)	Unvested PSUs (#) (4)	Market value of unvested PSUs ($) (3)
Jeffrey D. Lorenger	39,617		34.78	2/12/24	99,475	4,182,924		
	25,897		51.54	2/18/25	41,934	1,763,325	41,934	1,763,325
	72,102		32.03	2/17/26	27,163	1,142,204	40,744	1,713,285
	46,050		46.62	2/15/27				
		76,336	38.68	2/14/28				
		64,389	37.29	6/28/28				
		195,633	39.77	2/13/29				
Marshall H. Bridges	4,416		31.79	2/13/23	30,229	1,271,129		
	5,220		34.78	2/12/24	10,014	421,089	10,014	421,089
	4,217		51.54	2/18/25	6,487	272,778	9,730	409,147
	10,223		32.03	2/17/26				
	27,104		46.62	2/15/27				
		42,252	38.68	2/14/28				
		46,266	39.77	2/13/29				
Vincent P. Berger	4,628		31.79	2/13/23	25,581	1,075,681		
	4,084		34.78	2/12/24	9,136	384,169	9,136	384,169
	4,965		51.54	2/18/25	5,695	239,475	8,542	359,191
	11,574		32.03	2/17/26				
	6,594		44.04	5/10/26				
	20,533		46.62	2/15/27				
		36,737	38.68	2/14/28				
		40,500	39.77	2/13/29				
Steven M. Bradford	9,248		34.78	2/12/24	13,805	580,500		
	5,976		51.54	2/18/25	4,469	187,921	4,469	187,921
	21,630		32.03	2/17/26	2,811	118,203	4,216	177,283
	13,617		46.62	2/15/27				
		19,102	38.68	2/14/28				
		20,182	39.77	2/13/29				

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Kurt A. Tjaden	20,219		51.54	2/18/25	10,220	429,751		
	31,011		46.62	2/15/27	10,126	425,798	10,126	425,798
		43,511	38.68	2/14/28	6,384	268,447	9,575	402,629
		45,974	39.77	2/13/29				

Notes

(1) Options cliff vest four years from grant date.
(2) RSUs vest in three equal installments beginning on the first anniversary of the grant date.
(3) Market value of the RSUs and PSUs is determined by multiplying the number of units by the closing share price of common stock on the last trading day of 2021, which was $42.05.
(4) The PSUs cliff vest after three years, depending upon the achievement of certain performance goals.

Options Exercised and Stock Vested

The following table shows information concerning Named Executive Officers' exercise of stock options and stock vesting during 2021.

	Option Awards		Stock Awards	
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jeffrey D. Lorenger	58,540	547,788	13,581	501,818
Marshall H. Bridges			3,243	119,829
Vincent P. Berger			2,847	105,197
Steven M. Bradford	10,580	92,704	1,405	51,915
Kurt A. Tjaden	66,998	664,776	3,191	117,907

Notes

(1) This column is calculated by multiplying the number of shares acquired by the difference between the market price on the date of exercise (or if the shares were retained by the Named Executive Officer, the closing price of a share of common stock on the date of exercise) and the exercise price of the stock options. Mr. Lorenger retained shares associated with each exercise, net of taxes.
(2) This column is calculated by multiplying the number of shares vested by the closing share price of the day prior to vesting.

Nonqualified Deferred Compensation

The Deferred Plan allows executives to defer compensation to a cash account earning interest at a rate set annually at 1% above the prime interest rate or to the Corporation's notional stock account in the form of nonvoting share units earning dividends distributed to shareholders which are then automatically reinvested in additional nonvoting share units. In 2021, no Named Executive Officers participated in the Deferred Plan.

For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 38.

Potential Payment Upon Termination or Change in Control

Retirement, death, disability and change in control ("CIC") events trigger the payment of compensation to the Named Executive Officers.

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P a g e | 47 Change in Control Employment Agreements Each Named Executive Officer has a CIC Agreement with the Corporation. The CIC Agreements are designed to assure continuity of executive management during a threatened takeover and ensure executive management can objectively evaluate any CIC proposal and act in the best interests of shareholders. The CIC Agreements are part of a competitive compensation package to attract and retain top-quality executives. Under the CIC Agreements, executives are eligible for severance benefits in the event there is a “double trigger;” meaning both a CIC of the Corporation and termination of employment (if termination was by the executive for good reason or by the Corporation for any reason other than cause or disability). The termination must occur (i) during the two-years following a CIC or (ii) prior to the CIC where the executive’s termination is directly related to the CIC. The benefits include: • a lump-sum severance payment equal to two times (three times for the CEO) the sum of (i) the executive's annual base salary and (ii) the average of the executive’s annual incentive compensation awards for the prior two years; • annual salary through the date of termination and a bonus equal to the average of the executive's annual incentive compensation awards for the prior two years; • continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years; and • a lump-sum payment for the cost of health and dental coverage for an additional six months and a lump-sum payment for two years of continued participation in disability benefit plans. In exchange for the CIC severance benefits, each executive is subject to confidentiality and non-competition provisions for one year from the date of termination. The CIC Agreement defines a CIC as having occurred: • when a third person or entity becomes the beneficial owner of 20% or more of the outstanding common stock, subject to certain exceptions; • when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board; • upon the occurrence of certain business combinations involving the Corporation; or • upon approval by shareholders of a complete liquidation or dissolution. Cause is defined as acts of dishonesty resulting in substantial personal enrichment at the Corporation’s expense or repeated willful or deliberate violations of obligations under the CIC Agreement resulting in material injury to the Corporation. Good reason is defined as: • a substantially adverse change in the executive’s position, authority, or responsibilities; • the Corporation’s failure to comply with the CIC Agreement; • a change of more than 50 miles in the executive’s principal place of work; • a purported termination of the executive’s employment not permitted by the CIC Agreement; or • a successor company not assuming the CIC Agreement. In 2016, the Corporation adopted a new form of CIC Agreement that excludes obligations of the Corporation to “gross- up” an executive’s compensation for any excise tax, for any federal, state, and local income taxes applicable to the excise tax “gross-up”, and for tax penalties and interest imposed on “excess parachute payments” (i.e., excess severance or CIC payments), as defined in Section 280G of the Internal Revenue Code. As of November 8, 2018, all executives with CIC Agreements have transitioned to the new form which excludes the excise tax gross-up.

The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not affect the Compensation Committee's annual decisions with respect to the compensation elements of the executive compensation program.

In the event of a CIC, the Compensation Committee would review information pertaining to compensation payable to the Named Executive Officers.

Other Compensation Triggered by a Change in Control Event

Under the Stock Plan, upon a CIC, vesting is accelerated for each outstanding RSU, PSU, and stock option. Under both the Annual Incentive Plan and the Long-Term Performance Plan, the Board values each outstanding award prior to the effective date of a CIC and the values are payable within 30 days of a CIC. The payments occurring on or after a CIC are not conditioned on termination of employment.

The following tables quantify compensation payable to the Named Executive Officers upon a CIC. The tables include only compensation items not available to all salaried members and assume the event occurred on January 1, 2022.

Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Payment Under CIC Agreement ($) (1)	Total Value of Benefits Under CIC Agreement ($) (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total ($)
Jeffrey D. Lorenger	4,491,853	56,450	1,136,430	3,668,312	8,008,739	17,361,785
Marshall H. Bridges	1,392,294	56,450	385,350	875,536	2,212,872	4,922,502
Vincent P. Berger	1,882,869	59,295	411,284	778,173	1,915,468	5,047,089
Steven M. Bradford	1,239,516	43,987	340,575	383,155	997,013	3,004,247
Kurt A. Tjaden	1,219,574	56,450	405,369	869,674	1,375,449	3,926,517

Notes

(1) Amounts in this column include the following: (i) an amount equal to two times (three times for Mr. Lorenger) the sum of (a) the executive's annual base salary and (b) the average of the executive's annual incentive compensation awards for the prior two years; (ii) an incremental bonus payment equal to the difference of the executive's average prior two years annual incentive awards and the current year annual incentive award payable; (iii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iv) an amount equal to the value of the "gross-up" for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (v) an amount equal to the value of 24 months of continued participation in the Corporation's accidental death and travel accident insurance plan and disability plans. The amount of cash severance payable to Mr. Tjaden was reduced by $47,754 so no portion of the benefit constitutes an excess parachute payment subject to the excise tax.

(2) Represents the value of the following benefits provided following termination of employment under the CIC Agreements for each Named Executive Officer: medical and dental benefits for 18 months, group life insurance benefits for 24 months, and the value of the Corporation's required contributions to the Retirement Plan.

(3) Represents the value of the annual incentive award earned for 2021, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2021.

(4) Represents the 2019-2021 LTPP, 2020-2022 PSU, and 2021-2023 PSU awards payable. This amount has been based on the following economic profit assumptions ("Economic Profit Assumptions"). For the 2019-2021 LTPP: (i) 83% of the targeted amount for 2019; (ii) 0% of the targeted amount for 2020; and (iii) 0% of the targeted amount for 2021. Amount payable accounts for employment during the entire 36-month performance period. No amount would be payable until the first quarter of 2022. The 2020- 2022 PSUs vest immediately, are prorated for 24 of the 36-month performance period, and the value accounts for maximum performance of 200%. The 2021- 2023 PSUs vest immediately, are prorated for 12 of the 36-month performance period, and the value accounts for maximum

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performance of 200%. Amounts included for the Performance Plans are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts paid or distributed under the Performance Plans may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2021, 2022, and 2023 and the achievement of economic profit goals.

(5) Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Annual Incentive Plan Acceleration ($) (1)	Performance Plan Acceleration ($) (2)	Stock Option and RSU Acceleration ($) (3)	Total ($)
Jeffrey D. Lorenger	—	—	1,136,430	3,668,312	8,008,739	12,813,481
Marshall H. Bridges	—	—	385,350	875,536	2,212,872	3,473,758
Vincent P. Berger	—	—	622,642	778,173	1,915,468	3,316,284
Steven M. Bradford	—	—	340,575	383,155	997,013	1,720,743
Kurt A. Tjaden	—	—	405,369	869,674	1,375,449	2,650,492

Notes

(1) Represents the higher of the value of the annual incentive award earned for 2021 or paid in respect to the three full fiscal years immediately prior to the CIC effective date.

(2) Represents the 2019-2021 LTPP, 2020-2022 PSU, and 2021-2023 PSU awards payable. See Economic Profit Assumptions in footnote 4 of the above table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control.

(3) Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Compensation Triggered By Retirement, Death, or Disability

Upon retirement at age 65, or at age 55 with ten years of service, all outstanding Annual Incentive Plan, Long-Term Performance Plan, PSUs, and stock options immediately vest and are prorated based on length of service during the performance period, while RSUs continue to vest according to their regular schedule. Upon disability or death, all outstanding Annual Incentive Plan, Long-Term Performance Plan, stock option, RSU, and PSU awards immediately vest. Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability. The representatives of option holders whose employment is terminated due to death may exercise stock options, which shall fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death. Option holders who terminate employment due to retirement may exercise stock options, which shall fully vest as of the date of retirement, until the expiration of the stock option.

In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members. The Named Executive Officers may exercise stock options which are vested as of the date of termination until the earlier of the expiration of the stock option or 180 days following the date of termination.

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The following table quantifies compensation payable to the Named Executive Officers in the event of death, disability, or retirement. Messrs. Lorenger, Bradford, and Tjaden were retirement eligible as of the last business day of 2021, so retirement information is provided only for them.

Value in Event of Retirement, Death or Disability

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total Value in Event of Death ($)	Total Value in Event of Disability ($)	Total Value in Event of Retirement ($)
Jeffrey D. Lorenger	150,000	23,002	1,136,430	1,938,347	8,008,739	11,256,518	11,106,518	11,106,518
Marshall H. Bridges	150,000	23,002	385,350	462,408	2,212,872	3,233,633	3,083,633	N/A
Vincent P. Berger	150,000	25,847	411,284	410,656	1,915,468	2,913,255	2,763,255	N/A
Steven M. Bradford	150,000	23,002	340,575	202,326	997,013	1,712,916	1,562,916	1,562,916
Kurt A. Tjaden	150,000	23,002	405,369	459,322	1,375,449	2,413,142	2,263,142	2,263,142

Notes

(1) Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officer under the Life Insurance Plan. The policy amount is equal to the lesser of the insured's annual base salary or $150,000. This amount only applies to the Total Value in Event of Death.

(2) Represents the value of the Corporation's required contributions to the Retirement Plan.

(3) Represents the value of the annual incentive award earned for 2021 which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2021.

(4) Represents the estimated 2019-2021 LTPP, 2020-2022 PSU, and 2021-2023 PSU awards payable. See Economic Profit Assumptions in footnote 4 of the table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control on page 48 of this Proxy Statement for details on values represented for 2019-2021 LTPP. The value of the 2020-2022 PSUs assumes performance at 100% and is prorated for 24 of 36 months of the performance period. The value of the 2021-2023 PSUs assumes performance at 100% and is prorated for 12 of 36 months of the performance period.

(5) Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Compensation Ratio

For purposes of the compensation ratio calculation, and in accordance with the SEC's disclosure rules, we utilized the same median member identified in 2020 for our 2021 compensation ratio calculation disclosures. We do not believe there were changes in our member population or compensation arrangements that would significantly impact our compensation ratio disclosure. For a detailed description of how we identified our median member, refer to our 2021 proxy statement.

For the annual total compensation of the "median member," we identified and calculated the elements of the member's compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $71,410. This total includes annualized base pay for the member to account for a six-week unpaid leave of absence during the year. The difference between the median member's annualized wages with overtime pay and

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P a g e | 51 the member’s annual total compensation represents the estimated value of the member’s health care benefits, retirement- related benefits, and disability insurance (estimated for the member and the member’s eligible dependents at $14,619). For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table on page 42, plus the estimated value of the CEO’s health care benefits, retirement related benefits, and disability insurance (estimated for the CEO and the CEO’s eligible dependents at $20,318). In fiscal 2021, the total compensation of our CEO, using 2021 compensation data, was $9,153,133, and the “median member” total compensation was $71,410. Based on this information, for 2021, the ratio of the annual total compensation of Mr. Lorenger to the “median member” annual total compensation is 128 to 1, reasonably estimated consistent with Item 402(u) of Regulation S-K. Due to the variability of the CEO’s performance-based compensation, the compensation ratio may differ significantly from year to year. As an alternative scenario, we also calculated the compensation ratio to reflect the CEO’s Summary Compensation Table without the special circumstance RSUs that were granted in 2021. This resulted in a total compensation of $5,472,558, and an updated ratio of 77 to 1, reasonably estimated consistent with Item 402(u) of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 1, 2022, about common stock which may be issued under the Corporation's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	3,336,513 (1)	41.62	3,572,427 (4)
Equity Compensation Plans not approved by security holders	192,118 (2)		573,457 (5)
Total	3,528,631	41.62	4,145,884

Notes

(1) Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plans – 2,190,707 (1,006,622 under the 2017 Stock Plan, and 1,184,085 under the 2007 Stock Plan); (ii) shares to be issued upon the vesting of outstanding RSUs under the Stock Plans - 545,059 (2,878 under the 2021 Stock Plan, and 542,181 2017 Stock Plan; (iii) shares to be issued upon the vesting of outstanding PSUs under the Stock Plans - 309,440 (1,128 under 2021 Stock Plan, and 308,312 under the 2017 Stock Plan) and (iv) the target value of the 2021 Annual Incentive Plan awards for all award recipients divided by $42.05, the closing price of a share of common stock on December 31, 2021, the last trading day of Fiscal 2021 – 291,307. As of the last day of Fiscal 2021, there were no outstanding warrants or rights under the 2021 Stock Plan, the 2017 Stock Plan, or the 2007 Stock Plan. Also, there were no options, warrants, rights or RSUs under the 2017 Equity Plan for Non-Employee Directors. The number of shares attributable to Annual Incentive Plan awards overstates expected common stock dilution as the Corporation did not pay out any portion of the 2021 Annual Incentive Plan awards for any recipient in the form of common stock.

(2) Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 30,874 or the Directors Deferred Plan – 161,244. For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 38. For additional information on the Directors Deferred Plan, see "Director Compensation" on page 19 of this Proxy Statement.

(3) This column does not take into account any of the RSUs, Long-Term Performance Plan awards, Annual Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.

(4) Includes shares available for issuance under the 2021 Stock Plan – 3,000,349, the 2017 Equity Plan for Non-Employee Directors – 140,025 and the MSPP – 432,053. The MSPP allows members to purchase common stock at 85% of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.

(5) Includes nonvoting share units available for issuance under the Deferred Plan – 220,784 and the Directors Deferred Plan – 352,673.

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Other Information

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that the Corporation's directors, executive officers, and persons who own more than 10% of the Corporation's common stock, file reports of their securities ownership and changes in such ownership with the SEC. Specific due dates for these reports have been established by the SEC, and the Corporation is required to report in this Proxy Statement any known failure to file by these dates during 2021.

Based solely on our review of the copies of the reports the Corporation has received, and on written representations from certain reporting persons, the Corporation believes the persons subject to Section 16(a) reporting complied with applicable SEC filing requirements during 2021, with the exception of Form 4 filings on behalf of Vincent Berger, Steven Bradford, Marshall Bridges, Brandon Bullock, Jason Hagedorn, Jeffrey Lorenger, Donna Meade, and Kurt Tjaden, each with respect to a disposition of shares that occurred on February 12, 2021, which were each reported late on Form 5 on February 15, 2022.

BENEFICIAL OWNERSHIP OF THE CORPORATION'S STOCK

Persons Owning More than Five Percent of the Corporation's Stock

On the Record Date, there were 42,365,802 outstanding shares and, to the Corporation's knowledge, there were four shareholders who owned beneficially more than five percent of all outstanding shares. The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these entities. Unless otherwise indicated, the Corporation believes each of the entities listed below has sole voting and investing power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies (1) One State Farm Plaza Bloomington, Illinois 61710	5,628,800	(2)	12.9%
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	6,952,909	(4)	16.0%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,676,126	(5)	10.7%
Northern Trust Corporation 50 South LaSalle Street Chicago, Illinois 60603	2,285,059	(6)	5.2%

Notes

(1) State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Life and Accident Assurance Company; State Farm Life Insurance Company; State Farm Associates Funds Trust - State Farm Growth Fund; and State Farm Associates Funds Trust - State Farm Balanced Fund.

(2) Information is based on a Schedule 13G/A filed February 2, 2022, with the SEC by State Farm Insurance Companies for the period ended December 31, 2021. State Farm Insurance Companies has sole voting and investment power with respect to 4,029,600 beneficially owned shares and shared voting and investment power with respect to 1,599,200 beneficially owned shares.

(3) The following subsidiaries of BlackRock, Inc. hold the shares of common stock noted: BlackRock Life Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock

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Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Fund Managers Ltd; BlackRock (Netherlands) B.V., and Aperio Group, LLC.

(4) Information is based on a Schedule 13G/A filed January 27, 2022, with the SEC by BlackRock, Inc., for the period ended December 31, 2021. Of the 6,952,909 shares beneficially owned, BlackRock Inc. has sole voting power with respect to 6,814,619 shares and sole investment power with respect to 6,952,909 shares, and no shared voting or investment power with respect to any shares. iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of more than 5% of the Corporation's outstanding common stock.

(5) Information is based on a Schedule 13G/A filed February 10, 2022, with the SEC by The Vanguard Group, Inc., for the period ended December 31, 2021. Of the 4,676,126 shares beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to 0 shares, shared voting power with respect to 40,995 shares, sole investment power with respect to 4,597,225 shares, and shared investment power with respect to 78,901 shares.

(6) Information is based on a Schedule 13G filed February 8, 2022, with the SEC by Northern Trust Corporation and its subsidiary the Northern Trust Company, for the period ended December 31, 2021. Of the 2,285,059 shares beneficially owned, Northern Trust Corporation has sole voting power with respect to 133,144 shares, shared voting power with respect to 2,151,848 shares, sole investment power with respect to 2,189,511 shares, and shared investment power with respect to 84,538 shares.

Directors and Officers

The following table sets forth the beneficial ownership of common stock as of March 17, 2022, for each of the Corporation's directors and named executive officers, and executive officers as a group as of that date, including shares of common stock that each has a right to acquire within 60 days after March 17, 2022. The address of the persons listed below is 600 East Second Street, Muscatine, Iowa 52761.

Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Mary A. Bell	29,366.26	38,891.25		68,258	*
Miguel M. Calado	31,857.53			31,858	*
Cheryl A. Francis	72,946			72,946	*
John R. Hartnett	25,511.94			25,512	*
Mary K.W. Jones	21,562	2,715.46		24,277	*
Larry B. Porcellato	20,915	21,880.38		42,795	*
Dhanusha Sivajee	10,889			10,889	*
Abbie J. Smith	20,475	54,245.15		74,720	*
Ronald V. Waters, III	9,463	16,959.13		26,422	*
Jeffrey D. Lorenger	80,695.86		260,002	340,698	*
Marshall H. Bridges	24,185.18		93,432	117,617	*
Vincent P. Berger	22,220.64		89,115	111,336	*
Steven M. Bradford	38,374.12		69,573	107,947	*
Kurt A. Tjaden	53,372.43		94,741	148,113	*
All Directors and executive officers as a group (17 persons)	490,186	134,691	667,086	1,203,388	2.8%

Notes

(1) Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except Mr. Calado's former spouse shares voting and investment power with respect to 700 shares, and Mr. Waters shares voting and investment power with respect to 10,630 shares held in trust for the benefit of his spouse. Mr. Waters disclaims beneficial ownership of these shares.

(2) Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan. For additional information on the Deferred Plan, see "Additional Compensation

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P a g e | 55 Programs and Policies – Deferred Compensation Plan” on page 38. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 19 of this Proxy Statement. (3) * less than 1%. DEADLINE FOR SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS FOR THE 2023 ANNUAL MEETING Proposals by shareholders intended to be presented at the 2023 Annual Meeting must be received at the Corporation's executive offices no later than November 28, 2022, to be included in the 2023 proxy statement. All shareholder notice of proposals submitted outside the processes of Exchange Act Rule 14a-8 must be received between January 26, 2023 and February 25, 2023, to be considered for presentation at the 2023 Annual Meeting, but will not be included in the proxy statement. In addition, shareholder proposals must comply with the informational requirements contained in Section 2.16(a)(2) of the By-laws in order to be presented at the 2023 Annual Meeting. On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of the By-laws. Shareholders wishing to nominate or recommend a candidate for nomination by the Corporation as a Director for the 2023 annual meeting of shareholders should write to the Corporation’s Corporate Secretary between January 26, 2023 and February 25, 2023, and include the information required by Section 2.16(a)(2) of the By-laws. The Governance Committee will consider candidates for Director recommended by shareholders by applying the criteria for candidates described above and considering additional information required by the By-laws. OTHER MATTERS The Board knows of no other matters that will be brought before the Annual Meeting, but, if other matters properly come before the Annual Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment. On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of this Proxy Statement and the Corporation's Annual Report on Form 10-K for the year ended January 1, 2022, including financial statements and schedules, filed with the SEC. The report is also available at investors.hnicorp.com. Information set forth in this Proxy Statement is as of March 28, 2022, unless otherwise noted. Steven M. Bradford Senior Vice President, General Counsel and Secretary March 28, 2022 Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report on page 21 of this Proxy Statement and the Compensation Committee Report on page 41 of this Proxy Statement shall not be incorporated by reference into any filings. The 2021 Annual Report does not form any part of the material for the solicitation of proxies.

P a g e | 56 GENERAL INFORMATION When is the Annual Meeting? The Annual Meeting will be held virtually on Thursday, May 26, 2022, at 10:30 a.m. Central. How do I vote? You can vote in any of the following ways: • Before the Annual Meeting on proxypush.com/HNI or via toll-free telephone number. • If you received a proxy card in the mail, by signing, dating, and mailing the proxy card in the envelope provided. • During the Annual Meeting on the Corporation’s virtual meeting website at proxydocs.com/HNI. To be admitted to the Annual Meeting and vote your shares, you must register in advance and provide the Control Number as described on the Notice or proxy card. After completion of your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. • By “proxy” (one of the individuals named on your proxy card will vote your shares as you have directed). Instructions regarding these methods of voting are contained in the Notice and the proxy card. If you vote by mail, it must be received by May 25, 2022. We urge you to vote in advance of the Annual Meeting even if you plan to participate in the virtual Annual Meeting so we will know as soon as possible whether a quorum exists for us to hold the Annual Meeting. If you hold shares through the Corporation’s retirement plan, your vote must be received by 11:59 p.m. Eastern Time on May 24, 2022. If your shares of common stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in “street name,” rather than held directly in your name, please refer to the information provided by your bank, broker, or other holder of record to determine the options available to you. Since a beneficial owner is not the shareholder of record, you may not vote these shares during the Annual Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Annual Meeting. If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares “FOR” on all proposals, “FOR” the election of each nominee for director, and in your proxy’s discretion as to any other business which may properly come before the Annual Meeting. Who can attend and vote at the Annual Meeting? Shareholders of record as of the close of business on March 17, 2022 (the “Record Date”) are entitled to attend and vote at the Annual Meeting. Each share of the Corporation’s common stock, par value $1.00 per share, is entitled to one vote on each matter to be voted on at the Annual Meeting and can be voted only if the shareholder of record registers in advance to attend the virtual meeting and participates in the virtual Annual Meeting, or is represented by proxy. What if I have trouble accessing the virtual Annual Meeting? Beginning one hour prior to the start of the Annual Meeting and continuing until the meeting’s conclusion, technical support will be available via a toll-free phone number to address any technical difficulties. The phone number for contacting technical support will be provided in a meeting access e-mail sent to all pre-registered shareholders approximately one hour prior to the Annual Meeting.

P a g e | 57 What constitutes a quorum at the Annual Meeting? The online participation in the Annual Meeting or representation by proxy of the holders of a majority of the outstanding shares of common stock (“outstanding shares”) on the Record Date will constitute a quorum. To determine whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present. What will I be voting on? • Re-election of each of the three nominees for director named on page 20 of this Proxy Statement under “Proposal No. 1 – Election of Directors.” • Ratification of the Audit Committee’s selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022, as described on page 23 of this Proxy Statement under “Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.” • Adoption of an advisory resolution approving the compensation of the Corporation’s Named Executive Officers as described on page 24 of this Proxy Statement under “Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation.” How can I submit questions at the Annual Meeting? Upon completing your registration to attend the Annual Meeting, you will receive further instructions via email, including how to submit questions during the meeting and rules for how questions and comments will be recognized and disclosed to meeting participants. We will post shareholder questions and our answers on virtual meeting website as soon as practical after the meeting. Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail? In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all our shareholders, we have elected to furnish proxy materials to shareholders electronically. This supports our on-going commitment to sustainability by reducing the amount of paper used, while also reducing costs associated with mailing these materials. On or before April 11, 2022, we will mail to our shareholders of record (other than those who previously requested electronic delivery) the Notice containing instructions to access the proxy materials online and to vote their shares. The Notice also contains instructions to request to receive a set of the proxy materials by mail or electronically by email, in either case free of charge, and to request future proxy materials be sent by mail or electronically by email. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions on the Notice. What discretion does my broker, trustee, or other nominee have to vote my shares of common stock held in “street name”? A broker, trustee, or other nominee holding your shares of common stock in “street name” must vote those shares according to specific instructions it receives from you. NYSE rules determine the proposals on which brokers may not vote without specific instructions from you (“Non-Routine Proposals”). Your shares will not be voted on any Non-Routine Proposal if you do not provide voting instructions, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted as present for purposes of determining a quorum. If you hold shares in “street name,” it is important that you provide specific voting instructions to your broker, trustee, or other nominee or your shares will not be voted with respect to Proposal Nos. 1 and 3, because they are Non-Routine Proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.

P a g e | 58 Can I change or revoke my vote or revoke my proxy? Yes. You may change your vote at any time before the proxy is voted at the Annual Meeting. For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting online at the Annual Meeting, or by giving written notice to HNI’s Corporate Secretary. If you voted via the internet or by telephone you may also change your vote with a timely and valid later-dated internet or telephone vote, as the case may be, or by voting online at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless: (a) you give proper written notice of revocation to the Secretary before the proxy is exercised or (b) you vote online at the Annual Meeting. Once voting is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote. If your shares are held in “street name,” you must follow the specific voting directions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided. How do I vote my shares in the Corporation’s retirement plan? If you participate in the Corporation’s retirement plan, the proxy card you receive will include common stock allocated to your account. Properly completed and signed proxy cards, in addition to telephone and internet voting in advance of the Annual Meeting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the “undirected shares”) from plan participants. The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares. How is the Corporation soliciting proxies? The Corporation bears the cost of preparing, assembling, and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board. In addition, certain of the Corporation’s officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication. The Corporation will bear the cost of solicitation. How will my vote get counted? EQ Shareowner Services will use an automated system to tabulate the votes and will serve as the inspector of elections. Is my vote confidential? Proxy instructions, ballots, and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed either within the Corporation or to third parties, except: • as necessary to meet applicable legal requirements; • to allow for the tabulation of votes and certification of the vote; and • to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation’s management. What is “householding” of proxy materials? As permitted by applicable law, we may deliver only one copy of certain of our documents, including the Notice or Annual Report to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for shareholders and cost savings for the Corporation. If you wish to opt-out of householding and continue to receive

P a g e | 59 multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of the Notice or the proxy materials themselves, which are typically mailed in March of each year, by notifying EQ Shareowner Service in writing at P.O. Box 64945, St. Paul, MN 55164-0945 or by calling EQ Shareowner Services at (800) 468-9716. If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying Shareowner Services at the same address. Where can I find the voting results of the Annual Meeting? The Corporation intends to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting and available on the Corporation’s website.

HNI CORPORATION ANNUAL MEETING OF SHAREHOLDERS Thursday, May 26, 2022 10:30 a.m. (CDT) Virtual Only Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 26, 2022. In order to attend the annual meeting online, you must pre-register at www.proxydocs.com/HNI. You will need the control number at the top of this form to register. After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. Notice is hereby given that the Annual Meeting of Shareholders of HNI Corporation will be held virtually on Thursday, May 26, 2022, at 10:30 a.m. (CDT). A physical meeting will not be held. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report are available at www.proxydocs.com/HNI . If you would like to receive a paper copy or an email with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before May 14, 2022, to facilitate timely delivery. Matters intended to be acted upon at the meeting are listed below. The Board of Directors recommends that you vote FOR the following proposals: 1.  Re-elect the three directors nominated by the Board (Jeffrey D. Lorenger, Larry B. Porcellato, and Abbie J. Smith); 2.  Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and 3.  Vote on an advisory resolution to approve Named Executive Officer compensation. THIS IS NOT A FORM FOR VOTING You may immediately vote your proxy on the Internet at: www.proxypush.com/HNI •  Please have this notice available. Follow the instructions to vote your proxy. Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

To request a paper copy of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via:  Internet/Mobile – Access the Internet and go to www.investorelections.com/HNI . Follow the instructions to log in, and order a copy.  Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order a copy.  Email – Send us an email at paper@investorelections.com with “HNI Materials Request” in the subject line. The email must include: • The 11-digit control # located in the box in the upper right hand corner on the front of this notice. • Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials. • If you choose email delivery you must include the email address. • If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Social Security Number (SSN) or Employment Identification Number (EIN) number in the email. Important Information about the Notice of Proxy Materials This Notice Regarding the Online Availability of Proxy Materials is provided to shareholders in place of the printed materials for the upcoming Shareholders Meeting. Information about the Notice: In 2007, the Securities and Exchange Commission adopted a voluntary rule permitting internet-based delivery of proxy materials. Companies can now send notices, rather than printed proxy materials to shareholders. This may help lower mailing, printing and storage costs for the company, while minimizing environmental impact. This notice contains specific information regarding the meeting, proposals and the internet site where the proxy materials may be found. To view the proxy materials online: Please refer to the instructions in this notice on how to access and view the proxy materials online, including the proxy card, annual report and proxy statement. To receive paper copies of the proxy materials: Please refer to the instructions in this notice on how to request hard copies of proxy materials via phone, email or Internet.

Signature(s) in Box Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE – www.proxypush.com/HNI ( PHONE – 1-866-883-3382 * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 25, 2022. If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors: 01  Jeffrey D. Lorenger 03  Abbie J. Smith ■ Vote FOR ■ Vote WITHHELD 02  Larry B. Porcellato all nominees from all nominees (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022 ■ For ■ Against ■ Abstain 3. Vote on an advisory resolution to approve Named Executive Officer compensation ■ For ■ Against ■ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below:  ■ Date _____________________________________

proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 26, 2022. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This proxy card also covers shares of common stock, if any, held for your account by Fidelity Management Trust Company as Trustee of the HNI Corporation Profit-Sharing Retirement Plan (the “Plan”). You may instruct the Trustee how to vote your shares as indicated on this proxy card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received. For shares held through the Plan, voting instructions by proxy card, telephone or internet must be provided by 10:59 p.m., Central Time, on May 24, 2022. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. By signing the proxy card, you revoke all prior proxies and appoint Steven M. Bradford and Marshall H. Bridges, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. HNI CORPORATION ANNUAL MEETING OF SHAREHOLDERS Thursday, May 26, 2022 10:30 a.m. (CDT) Held Virtually To register for the virtual meeting, please follow the instructions below: •  Visit www.proxydocs.com/HNI. •  As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card. After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

Board of Directors HNI Corporation Officers and Company Executives Investor Information Corporate Headquarters 600 East Second Street Muscatine, Iowa 52761 Investor Relations Copies of HNI’s 2021 Annual Report on Form 10-K are available at hnicorp.com Please direct investor relations questions to: HNI Corporation Attn: Investor Relations 600 East Second Street Muscatine, IA 52761 563.272.7400 Stock Exchange Listing New York Stock Exchange Symbol: HNI 2022 Annual Meeting Thursday, May 26, 2022 10:30 a.m. Central Held virtually Transfer Agent and Registrar EQ Shareholder Services 1110 Centre Point Curve, Suite 101 Mendota Heights, Minnesota 800.468.9716 Auditors KPMG LLP Chicago, Illinois Outside Legal Councel Hogan Lovells US LLP Denver, Colorado Jeffrey D. Lorenger Chairman, President, and Chief Executive Officer Julie M. Abramowski Vice President, Corporate Controller Vincent P. Berger Executive Vice President, and President, Hearth & Home Technologies Rachael N. Boone President, OFM Steven M. Bradford Senior Vice President, General Counsel, and Secretary Marshall H. Bridges Senior Vice President and Chief Financial Officer B. Brandon Bullock, III President, The HON Company Jason D. Hagedorn President, Allsteel Jack D. Herring Vice President, Corporate Finance and Treasurer Matthew S. McCall Vice President, Investor Relations and Corporate Development Donna D. Meade Vice President, Member and Community Relations Radhakrishna S. Rao Vice President, Chief Information and Digital Officer Kurt A. Tjaden Senior Vice President, and President, HNI International Jeffrey D. Lorenger Chairman, President, and Chief Executive Officer, HNI Corporation Mary A. Bell Vice President (retired), Caterpillar Inc. Miguel M. Calado Chairman and President, WY Group Cheryl A. Francis* Co-Chairman, Corporate Leadership Center John R. Hartnett Executive Vice President, Illinois Tool Works Inc. Mary K. W. Jones Senior Vice President, General Counsel, and Worldwide Public Affairs, Deere & Company Larry B. Porcellato Former Chief Executive Officer, The Homax Group, Inc. Dhanusha Sivajee Chief Marketing Officer, Angi Inc. Abbie J. Smith Chaired Professor, University of Chicago Booth School of Business Ronald V. Waters, III Independent Business Consultant and Former President and Chief Executive Officer * Lead Director

HNI Corporation 600 East Second Street Muscatine, Iowa 52761 www.hnicorp.com